UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GEO GROUP, INC.

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

March 17, 2022

Dear Shareholder:

You are cordially invited to attend the 2022 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting virtually, conducted via live audio webcast on Tuesday, April 26, 2022, at 10:00 A.M. (EDT).

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. This process significantly lowers the costs of printing and distributing our proxy materials. On or about March 17, 2022, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting virtually, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet at www.virtualshareholdermeeting.com/GEO2022, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting virtually at the meeting should you decide to attend. If you wish to participate in the meeting, please refer to pages 55-56 for additional guidelines.

Sincerely,

George C. Zoley

Executive Chairman

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on April 26, 2022

March 17, 2022

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Tuesday, April 26, 2022, at 10:00 A.M. (EDT). The meeting will be held virtually, conducted via live audio webcast for the purpose of considering and acting on the following proposals:

(1)	To elect nine (9) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2022; and

(3)	To hold an advisory vote to approve named executive officer compensation.

Only shareholders of GEO’s common stock of record at the close of business on February 18, 2022, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted upon at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are also set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

Joe Negron

General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON TUESDAY, APRIL 26, 2022.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

March 17, 2022

The GEO Group, Inc. (“GEO,” the “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors (the “Board”) for use at the annual meeting of shareholders on April 26, 2022, at 10:00 A.M., Eastern Daylight Time. This year’s annual meeting will be a virtual meeting of shareholders, conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/GEO2022. Please note that the proxy card provides a means to withhold authority to vote for any individual director nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2022; and

“FOR” the advisory approval of the resolution on named executive officer compensation.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2022 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors and the advisory vote to approve named executive officer compensation are not considered a routine matter. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors and the advisory vote to approve named executive officer compensation.

This proxy statement, the notice of annual meeting, the proxy card and our 2021 annual report will be mailed or made accessible via the Internet on or about March 17, 2022.

Management is not aware of any other matters to be presented for action by shareholders at the annual meeting.

Holders of GEO common stock at the close of business on February 18, 2022, the record date, will be entitled to one vote for each share of common stock outstanding in their name on the books of GEO at that date. On February 18, 2022, GEO had 122,517,627 shares of common stock outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a majority of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with respect to the election of directors and the advisory vote to approve named executive officer compensation. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on Tuesday, April 26, 2022 at 10:00 a.m. The Proxy Statement

and 2021 Annual Report to Shareholders are available at www.proxyvote.com.

1.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 12, 2022 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by participating in the meeting and voting the shares electronically.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

PROPOSAL 1:

ELECTION OF DIRECTORS

Director Nominees

GEO’s board of directors is currently comprised of eleven (11) members. Nine directors are nominated for election at our annual meeting, including seven independent directors, our Executive Chairman and our Chief Executive Officer. All of the nominees are presently directors of GEO. Except for Messrs. Bartzokis, Brewer, Mayotte and Shapiro, who were appointed to GEO’s board of directors subsequent to GEO’s 2021 annual meeting, all nominees were elected by the shareholders at GEO’s 2021 annual meeting. Each director is elected to serve a one-year term, with all directors subject to annual election. Richard H. Glanton, who has served on the Board since 1998 and as GEO’s Lead Independent Director since January 1, 2011, and Christopher C. Wheeler, who has served on the Board since 2010, are not standing for re-election. Accordingly, they are not included as nominees for election at the annual meeting. The Board thanks Mr. Glanton and Mr. Wheeler for their years of service to The GEO Group, Inc. and substantial contributions to the Board and our shareholders. Effective as of the annual meeting, our authorized number of directors will be reduced to nine.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Director Nominees	Age	Since	Current Positions
Thomas C. Bartzokis	64	2022	Director
Jack Brewer	43	2021	Director
Anne N. Foreman	74	2002	Director
Jose Gordo	49	2019	Chief Executive Officer and Director
Scott M. Kernan	61	2018	Director
Terry Mayotte	62	2021	Director
Andrew N. Shapiro	62	2022	Director
Julie Myers Wood	52	2014	Director
George C. Zoley	72	1988	Executive Chairman

The following is a brief biographical statement for each director nominee:

Director Nominees

Thomas C. Bartzokis — Dr. Bartzokis has served as a director of GEO since January 2022. Dr. Bartzokis has over 30 years of experience in the medical field, specializing in cardiology. Dr. Bartzokis has served as Managing Member of Bartzokis, Rubenstein & Servoss, MD, PL, a cardiology medical practice, since 2011. Prior to that, Dr. Bartzokis served as a member of other medical practices from 1993 to 2011. Dr. Bartzokis received a Bachelor of Arts degree from Harvard University and a Medical Degree from Harvard Medical School. Dr. Bartzokis did his residency training at New England Deaconess Hospital and his post-graduate training at Stanford University Medical Center.

Dr. Bartzokis brings extensive experience in the medical field to the Board of Directors. His expertise in the area will strengthen the board of directors’ collective knowledge, capabilities and experience.

Jack Brewer — Mr. Brewer has served as a director of GEO since July 2021. Mr. Brewer has 20 years of experience in leadership, business and consulting. Since 2001, Mr. Brewer has managed a portfolio of businesses, including an investment advisory firm, a hedge fund as well as a global sports management agency. Mr. Brewer leads global charity efforts delivering millions in emergency aid and providing programs to thousands living in extreme poverty in Africa and the Caribbean. Mr. Brewer also founded The Serving Institute, his Liberty University affiliated faith sports-based academy for at-risk youth in America. Mr. Brewer is an adjunct professor at Fordham Gabelli School of Business, where he teaches his business leadership and transition curriculum tailored to transitioning athletes as well as inmates in prison. In 2020, Mr. Brewer became the White House Appointee on the Congressional Commission for the Social Status of Black Men and Boys. Mr. Brewer was previously an NFL team captain for the Minnesota Vikings, New York Giants and Philadelphia Eagles. Mr. Brewer received a Bachelor of Science and Master’s degree in Sports Management from the University of Minnesota.

Mr. Brewer brings business leadership and educational experience working with individuals in transition, including inmates, to the board of directors. His experience in these areas and managing a portfolio of businesses, including an investment advisory firm, a hedge fund as well as global sports management agency will strengthen the board of directors’ collective knowledge, capabilities and experience.

Anne N. Foreman — Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee and is Trust Chair of the National Gypsum Company Bodily Injury Trust, a trust created for the purpose of resolving asbestos related bodily injury liabilities. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to this appointment, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and the London office of Boodle Hatfield, Co. from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, cum laude, from American University in Washington, D.C. Ms. Foreman served on the board of Trust Services, Inc. beginning in 1999 and has served as chair since 2009. Ms. Foreman also served on the Board of The Wackenhut Corporation from 1993 to 2002, a then publicly-traded security and corrections corporation, for nine years. Ms. Foreman has served on the board of directors of Ultra Electronics Defense, Inc. (UEDI), a US holding company owned by the publicly-traded UK corporation, Ultra Electronics, Plc., a defense electronic and aerospace engineering company.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

Jose Gordo — Mr. Gordo was appointed by the Board as the successor Chief Executive Officer of The GEO Group, Inc. effective as of July 1, 2021. Mr. Gordo has served as a director of GEO since October 2019. Mr. Gordo has over 20 years of experience in business management, private equity, corporate finance and business law. Prior to joining GEO, Mr. Gordo had been serving as the CEO of a general partnership that invests in and actively oversees small and medium-sized privately held companies, with a focus on the healthcare, technology and consumer products industries. From 2013 to early 2017, Mr. Gordo served as the Chief Financial Officer of magicJack Vocaltec Ltd., a publicly-traded company in the telecommunications industry. Prior to that position, Mr. Gordo served as a Managing Director at The Comvest Group, a Florida-based private equity firm. Mr. Gordo was also previously a partner at the national law firm of Akerman LLP, where he specialized in corporate law matters, advising public and private companies and private equity firms on mergers and acquisitions and capital markets transactions. He received a J.D. degree from Georgetown University Law Center and a B.A. degree from the University of Miami.

Mr. Gordo brings extensive experience in business management, finance, corporate strategy, operations and business law to the Board of Directors. His expertise in these areas and his deep understanding of GEO and its industry will strengthen the board of directors’ collective knowledge, capabilities and experience.

Scott M. Kernan — Mr. Kernan has served as a director of GEO since September 2018. Mr. Kernan served as the Agency Secretary of the California Department of Corrections and Rehabilitation (“CDCR”) from January 2016 until August 2018. Prior to that time, Mr. Kernan was appointed the Undersecretary of Operations of CDCR beginning in September 2008 and served in that position until retiring in October 2011. In March of 2015, Mr. Kernan returned to the Undersecretary position from his retirement at the request of California Governor Jerry Brown and worked in that capacity until January 2016. From October 2011 until March 2015, Mr. Kernan owned his own independent consulting firm that specialized in corrections and criminal justice. From March 2007 to September 2008, Mr. Kernan served as the Chief Deputy Secretary of Adult Operations of CDCR. Prior to that time, Mr. Kernan served as the Deputy Director of the Division of Adult Institutions of CDCR from May 2006 to March 2007. From November 2004 to May 2006, Mr. Kernan served as the Warden of the California State Prison, Sacramento, a Level IV maximum-security institution. From October 2003 to November 2004, Mr. Kernan served as the Warden of the Mule Creek State Prison, a Level III/IV institution. From March 1983 to October 2003, Mr. Kernan held various correctional positions with CDCR.

Mr. Kernan’s brings invaluable expertise with the California Department of Corrections and Rehabilitation. His industry knowledge and experience will strengthen the board of directors’ collective knowledge, capabilities and experience.

Terry Mayotte — Mr. Mayotte has served as a director of GEO since July 2021. Since December 2018, Mr. Mayotte has served as Strategic Advisor for PEO and Acquisitions, as well as President of Paychex Insurance Agency for Paychex, Inc. Prior to this role, Mr. Mayotte held the position of Executive Vice President and Chief Financial Officer at Oasis Outsourcing, where he founded the organization in 1996 and was a principal architect of the company’s business model and strategic direction overseeing its growth to become the largest privately held professional employer organization with over 225,000 co-employees prior to being sold in 2018 to Paychex, Inc. Prior to that, Mr. Mayotte held the role of Treasurer of The Wackenhut Corporation, where he supervised the company’s banking and cash operations, mergers and acquisitions and risk management. Mr. Mayotte also serves as a director on the board of Trean Insurance Group, Inc. Mr. Mayotte received a Bachelor of Arts degree in Business Administration from Emory University.

Mr. Mayotte brings invaluable expertise creating insurance strategies and building financial systems and controls, technology platforms and negotiating key supplier relationships. His banking, cash operations, mergers and acquisitions and risk management experience will strengthen the board of directors’ collective knowledge, capabilities and experience.

Andrew N. Shapiro — Mr. Shapiro has served as a director of GEO since February 2022. Mr. Shapiro has over thirty years of experience in the banking industry. Mr. Shapiro is the founder and Chief Executive Officer of Applied Risk Capital LLC, a company he launched in October of 2019 that is dedicated to indemnifying banks against the non-payment of loans and derivatives in the B to BB rating categories. Mr. Shapiro served in a variety of capacities at BNP Paribas from 1995 through August 2018, including as Head of Loan Capital Markets for the Americas from 2004 to 2011, Head of the Value Preservation Group (the bank’s loan and derivative restructuring group) for the Americas from 2009 to 2011, Global Head of Loan Syndications from 2011 to 2015, and Head of Corporate Debt Origination for the Americas from 2015 to August 2018. Mr. Shapiro received a Bachelor of Arts degree from the University of Rochester and a Master of Business Administration degree from New York University School of Business.

Mr. Shapiro brings extensive banking and capital markets experience to the board of directors. His banking and capital markets experience will strengthen the board of directors’ collective knowledge, capabilities and experience.

Julie Myers Wood — Ms. Wood has served as a director of GEO since 2014. She is currently the Chief Executive Officer of Guidepost Solutions LLC (“Guidepost”), a company specializing in monitoring, compliance, international investigations and risk management solutions, after joining the organization in 2012 as president of its Compliance, Federal Practice and Software Solutions division. Prior to joining Guidepost Solutions, Ms. Wood was the former founder and president of ICS Consulting, LLC, a firm specializing in compliance, risk assessments, immigration and customs investigations from November 2008 until September 2012 when it was acquired by Guidepost. Ms. Wood regularly conducts government contracting, immigration and anti-corruption due diligence risk assessments, develops cross-functional compliance monitoring programs and conducts third-party regulatory audits. Ms. Wood also has significant experience as a government-appointed monitor. Prior to joining the private sector, Ms. Wood served as the Head of Immigration and Customs Enforcement (“ICE”) for the Department of Homeland Security (“DHS”) from January 2006 until November 2008 leading its largest investigative component and the second largest investigative agency in the federal government. Ms. Wood’s previous leadership positions in the federal government include Assistant Secretary for Export Enforcement at the Department of Commerce, Chief of Staff for the Criminal Division at the Department of Justice and Deputy Assistant Secretary (Money Laundering and Financial Crimes) at the Treasury Department. Ms. Wood served as an Assistant U.S. Attorney for the Eastern District of New York. Prior to government service, Ms. Wood was an associate at Mayer, Brown & Platt in Chicago, Illinois. In addition to serving as CEO, Ms. Wood sits on the Board of Directors of Guidepost Solutions LLC and its parent company, Solution Point International. Ms. Wood also sits on the Board of Directors of Draganfly Inc., a company providing drone solutions, software and AI systems to a variety of markets, and the Board of Directors of Zero Hash, a privately-held company offering settlement services in the digital asset space.

Ms. Wood brings extensive federal government, legal and management experience to the board of directors. Her experience in the private sector, including in compliance and risk assessments, and her former government positions, including as Head of Immigration and Customs Enforcement, strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley — Dr. Zoley was appointed Executive Chairman of The GEO Group, Inc. effective July 1, 2021 pursuant to the Company’s succession plan for the Company’s Chief Executive Officer position. Dr. Zoley previously served as GEO’s Chairman of the Board since 2002. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Dr. Zoley served as GEO’s Chief Executive Officer since the company went public in 1994 through June 2021. Prior to 1994, Dr. Zoley served as President and Director since GEO’s incorporation in 1988. Dr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, community reentry, electronic monitoring, offender rehabilitation, and other diversified government services. Dr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide.

Dr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Dr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Dr. Zoley was born in Florina, Greece and was the recipient of the Ellis Island Medal of Honor in 2002.

As GEO’s founder, his knowledge, experience, and leadership are invaluable to the operation and development of the company. His more than 40 years with the company make him uniquely qualified to be GEO’s Executive Chairman.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the nine nominees for director.

EXECUTIVE OFFICERS OF GEO

The executive officers of GEO as of March 7, 2022 are as follows:

Name	Age	Position
George C. Zoley, Ph.D.	72	Executive Chairman
Jose Gordo	49	Chief Executive Officer
Brian R. Evans	54	Senior Vice President and Chief Financial Officer
James H. Black	58	Senior Vice President and President, U.S. Corrections & Detention, and International Operations
Ann M. Schlarb, Ph.D.	57	Senior Vice President and President, GEO Care
Wayne Calabrese	71	Senior Vice President, Legal Services
Joe Negron	60	General Counsel and Corporate Secretary
David J. Venturella	55	Senior Vice President, Client Relations
Richard K. Long	58	Senior Vice President Project Development
Ronald A. Brack	60	Executive Vice President, Chief Accounting Officer and Controller
Shayn P. March	56	Executive Vice President, Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Jose Gordo — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — Brian R. Evans joined GEO in 2000 and has over 20 years of business management experience. Since joining the company, Mr. Evans has served in increasingly senior business management positions including as Vice President of Finance, Chief Accounting Officer, and Controller and was named GEO’s Senior Vice President and Chief Financial Officer in 2009.

As Chief Financial Officer, Mr. Evans is responsible for the overall financial management of GEO and its subsidiaries and the Company’s acquisition, disposition and growth initiatives. Since joining the Company, Mr. Evans has overseen significant financial growth and shareholder value creation.

During his tenure at GEO, Mr. Evans has been instrumental in successfully executing the Company’s strategy for three secondary public offerings of equity; the execution of multiple financing transactions; and the successful completion of major business transactions including the acquisitions of Correctional Services Corporation in 2005, CentraCore Properties Trust in 2007, Cornell Companies in 2010, BI Incorporated in 2011, LCS Corrections in 2014 and Community Education Centers in 2017.

Prior to joining GEO, Mr. Evans worked for Arthur Andersen LLP as a Manager in the Audit and Business Advisory Services Group from 1994 until joining GEO. During his tenure at Arthur Andersen, Mr. Evans supervised the financial statement audits of both public and private companies and city and county governments. From 1990 until 1994, Mr. Evans served as an Officer in the Supply Corps of the United States Navy and was assigned to the USS Monterey in Jacksonville, Florida.

Mr. Evans graduated in 1990 from the University of Notre Dame with a Bachelor’s Degree in Accounting. Mr. Evans is a member of the American Institute of Certified Public Accountants.

James H. Black — Mr. Black joined GEO in June 1998 as Senior Warden of a GEO correctional facility. Mr. Black has more than 37 years of experience in corrections and currently serves as the Senior Vice President and President of Secure Services. In this role, Mr. Black oversees approximately 79,000 beds and over 17,000 employees at 68 diverse facilities across the U.S., Australia, South Africa, and the United Kingdom. Mr. Black began his career in corrections in 1985 as a Correctional Officer with the Texas Department of Criminal Justice (TDCJ). Over the next eight years, he rose through the ranks to the position of Senior Warden. After joining GEO, he served as Warden at several GEO-operated facilities in Texas and Florida before accepting the position of Assistant Director of Operations in GEO’s Central Region Office. In 2005, Mr. Black was promoted to Director of Compliance for the Western Region. He later transferred to the position of Director of Operations before being named Vice President of the Western Region Office in 2009, where he was responsible for the operational oversight of 25 facilities and over 15,000 beds. He was later named Vice President of GEO’s Central Region.

Mr. Black graduated from the Palestine Independent School District in 1981. Mr. Black is currently pursuing his Bachelor of Applied Science in Business Management at California Southern University.

Ann M. Schlarb — Dr. Schlarb joined GEO in 2011 as Vice President of Intensive Supervision and Appearance Program (“ISAP”) Services as a result of GEO’s acquisition of B.I. Incorporated, (“B.I.”). Dr. Schlarb joined B.I. Incorporated in 1995 and was involved in the development, implementation, and operations of two different national programs, one providing supervision and treatment services to offenders in the Criminal Justice System, and the other overseeing field operations for the immigration services division of B.I. Dr. Schlarb left B.I. briefly to complete her doctoral degree in 2009 in Organizational Psychology, during which she remained a consultant. Dr. Schlarb was named Divisional Vice President in May 2012 and managed the B.I. location monitoring and immigration services division within GEO Care. Promoted to Senior Vice President and President of GEO Care in July 2014, Dr. Schlarb is now responsible for the GEO Care division of The GEO Group, which encompasses the ‘GEO Continuum of Care’ organization, intensive residential and non-residential programming, youth services, electronic monitoring equipment and services, and community-based immigration services.

Dr. Schlarb began her Criminal Justice career in 1986 working as a detention and probation officer, and later as Assistant Director of Operations and Treatment for a Probation Violators facility in San Antonio, Texas. She earned her bachelor’s degree in Criminal Justice from the University of Texas, her master’s degree in Organizational Management from the University of Phoenix and her Doctor of Philosophy degree in Organizational Psychology from Walden University.

Wayne Calabrese — Mr. Calabrese was appointed GEO’s Senior Vice President of Legal Services in September 2021. Mr. Calabrese had previously served as Vice Chairman of the Board, President and Chief Operating Officer of GEO until his retirement in December 2010. Mr. Calabrese originally joined GEO as Vice President of Business Development in 1989 and served in a range of increasingly senior positions. Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron, Ohio; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority. He received his bachelor’s degree in Secondary Education from the University of Akron and his Juris Doctor from the University of Akron Law School.

Mr. Calabrese brings extensive knowledge and experience to GEO’s management team. His legal training and experience, together with his prior service in various GEO leadership positions, makes him uniquely qualified to serve as GEO’s Senior Vice President of Legal Services.

Joe Negron — Mr. Negron joined GEO in December 2018 and became GEO’s General Counsel and Secretary effective January 1, 2019. Prior to joining GEO, Mr. Negron had 30 years of experience in business law and complex corporate and commercial litigation. Mr. Negron has worked for several prestigious Florida law firms throughout his career, most recently in the litigation practice at Akerman LLP. Mr. Negron also served in the Florida Legislature for fifteen years, including service as both House and Senate Appropriations Chair, as well as President of the Florida Senate in his final term.

Mr. Negron received his undergraduate degree from Stetson University, his Juris Doctor degree from Emory University School of Law and a Masters in Public Administration from Harvard University.

David J. Venturella — Mr. Venturella joined GEO in 2012 as Executive Vice President, Corporate Development. In 2014, he was promoted to Senior Vice President, Business Development and currently serves as Senior Vice President, Client Relations. Mr. Venturella is responsible for leading GEO’s business and proposal development efforts. Prior to joining GEO, Mr. Venturella served in various leadership positions including as the Director for the Office of Enforcement and Removal Operations for ICE from February 2011 to June 2012.

In addition to his 22-year career with ICE, Mr. Venturella has worked in the private sector in business development and strategic planning. From May 2004 to September 2007, he served as Vice President of the Homeland Security Business Unit for USIS, a corporation that provided security-based information and service solutions to government and corporate customers, in Falls Church, Virginia, where he was credited with increasing annual revenues by an average of 15 percent during his tenure. He also served as Director of Business Development for USIS in the company’s Professional Services Division and served as Director of Business Development for the Global Security and Engineering Services Unit with L-3 Communications in Chantilly, Virginia from September 2007 to May 2008. Mr. Venturella has more than 26 years’ experience in federal law enforcement operations and business development. His expertise includes strategic planning, organizational management, project development and program execution.

Mr. Venturella has a Bachelor of Science degree in Political Science from Bradley University in Peoria, Illinois. He has also completed the Harvard/MIT Executive Leadership Course at Harvard University’s Kennedy School of Government.

Richard K. Long — Mr. Long joined GEO in 2017 after a distinguished career working for Balfour Beatty Construction for 30 years. Mr. Long has developed extensive expertise with commercial and federal government construction as well as engineering projects using design-build and construction management at risk delivery methods for both public and private sector clients, with a combined construction value in excess of $5.0 billion. During his 30-year career at Balfour Beatty Construction, Mr. Long held positions of Civil Engineer, Project Engineer, Chief Estimator, Assistant Project Manager, Vice President of Preconstruction, Senior Vice President of Business Acquisition, and Senior Vice President & South Florida Business Unit Leader responsible for leading Balfour Beatty’s $600 million annual South Florida business.

With over 30 years of construction experience, Mr. Long also finds time for industry service. He is a long-time member and past-chairman of Florida’s largest chapter of the Associated Builders and Contractors (“ABC”). Additionally, as founding member and past-president of the Society of American Military Engineers (“SAME”) South Florida chapter, Mr. Long accepted multiple accolades at the association’s 2012 National Joint Engineer Training Conference.

Mr. Long received his Bachelor of Science in Civil Engineering from the University of Missouri and a Bachelor of Science in Construction Management from the University of Louisiana-Monroe.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to that time, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 7, 2022 (unless stated otherwise) by (i) each director and each nominee for election as director at the 2022 annual meeting of shareholders, (ii) each named executive officer (“NEOs”) (as defined below) that is not a director, (iii) all directors, director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount & Nature of Beneficial Ownership(2)	Percent of Class(3)
DIRECTOR AND DIRECTOR NOMINEES
Thomas C. Bartzokis	17,362	*
Jack Brewer	17,362	*
Anne N. Foreman	58,310	*
Richard H. Glanton	45,487	*
Jose Gordo	317,853	*
Scott M. Kernan	44,874	*
Terry Mayotte	17,362	*
Andrew Shapiro	17,362	*
Christopher C. Wheeler	70,108	*
Julie Myers Wood	62,500	*
George C. Zoley	3,797,214	3.1%

NAMED EXECUTIVE OFFICERS
Brian R. Evans	645,800	*
Ann M. Schlarb	298,336	*
David Venturella	281,027	*
Joe Negron	203,750	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (20 Persons)(4)	6,570,615	5.4%

OTHER
The Vanguard Group, Inc.(5)	20,829,742	17.0%
Blackrock, Inc.(6)	17,734,840	14.5%
FMR LLC(7)	13,897,069	11.3%

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 4955 Technology Way, Boca Raton, FL 33431.

(2)

Information concerning beneficial ownership was furnished by the persons named in the table or derived from filings made with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. These figures include shares of common stock underlying stock options held by directors and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 7, 2022, in the following amounts: Mr. Bartzokis — 0; Mr. Brewer — 0; Ms. Foreman — 0; Mr. Glanton — 0; Mr. Gordo — 0; Mr. Kernan — 0; Mr. Mayotte — 0; Mr. Shapiro — 0; Mr. Wheeler — 0; Ms. Wood — 0; Dr. Zoley — 0; Mr. Evans — 0; Dr. Schlarb — 8,670; Mr. Venturella — 0; and Mr. Negron — 0. These figures include shares of restricted stock held by directors and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Bartzokis — 17,362; Mr. Brewer — 17,362; Ms. Foreman — 32,271; Mr. Glanton — 32,271; Mr. Gordo — 312,784; Mr. Kernan — 32,271; Mr. Mayotte — 17,362; Mr. Shapiro — 17,362; Mr. Wheeler — 32,272; Ms. Wood —

32,271; Dr. Zoley — 692,364; Mr. Evans — 504,000; Dr. Schlarb — 210,501; Mr. Venturella — 203,750; and Mr. Negron — 203,750.

(3)	As of March 7, 2022, GEO had 122,763,585 shares of common stock outstanding.

(4)

Includes 8,670 shares of common stock underlying stock options that are immediately exercisable or are scheduled to become exercisable within 60 days of March 7, 2022 and 2,892,453 shares of restricted stock that are unvested but have voting rights held by directors and executive officers (20 persons in total). 87,241 shares of common stock held by Mr. Evans are pledged as security.

(5)

The principal business address of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based on Amendment No. 12 to Schedule 13G filed February 10, 2022, Vanguard reported that, as of December 31, 2021, it beneficially owned 20,829,742 shares with sole voting power over 0 shares, shared voting power over 96,097 shares, sole dispositive power over 20,633,101 shares and shared dispositive power over 196,641 shares.

(6)

The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. Based on Amendment No. 14 to Schedule 13G filed January 27, 2022, BlackRock reported that, as of December 31, 2021, it beneficially owned 17,734,840 shares with sole voting power over 17,605,716 shares and sole dispositive power over 17,734,840 shares.

(7)

The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Based on Amendment No. 1 to Schedule 13G filed February 10, 2022, FMR LLC reported that, as of December 31, 2021, it beneficially owned 13,897,069 shares with sole voting power over 2,328,245 shares, shared voting power over 0 shares, sole dispositive power over 13,897,069 shares and shared dispositive power over 0 shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held fourteen meetings during fiscal year 2021. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that, Thomas C. Bartzokis, Jack Brewer, Anne N. Foreman, Richard H. Glanton, Scott M. Kernan, Terry Mayotte, Andrew N. Shapiro, Christopher C. Wheeler and Julie Myers Wood qualify as independent under the NYSE’s corporate governance standards. As a result, the board of directors is therefore currently comprised and will continue to be comprised subsequent to the annual meeting of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established nine standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below. Upon the conclusion of the 2022 Annual Meeting of Shareholders, the board of directors will meet and update the composition of the committees in light of Messrs. Glanton and Wheeler not standing for re-election at the 2022 Annual Meeting of Shareholders in accordance with the requirements of NYSE rules and the committee charters of the Audit and Finance Committee, Nominating and Corporate Governance Committee and Compensation Committee.

AUDIT AND FINANCE COMMITTEE Richard H. Glanton, Chairman* Andrew Shapiro Terry Mayotte Christopher C. Wheeler**	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Richard H. Glanton, Chairman* Christopher C. Wheeler** Anne N. Foreman	CRIMINAL JUSTICE REHABILITATION AND HUMAN RIGHTS COMMITTEE Jack Brewer, Chairman Dr. Thomas C. Bartzokis Scott M. Kernan Julie Myers Wood

CORPORATE PLANNING COMMITTEE Terry Mayotte, Chairman Dr. Thomas C. Bartzokis Jack Brewer Anne N. Foreman Jose Gordo Andrew Shapiro Julie Myers Wood	INDEPENDENT COMMITTEE Richard H. Glanton, Chairman* Dr. Thomas C. Bartzokis Jack Brewer Anne N. Foreman Terry Mayotte Andrew Shapiro	EXECUTIVE COMMITTEE George C. Zoley, Chairman Richard H. Glanton* Jose Gordo

LEGAL STEERING COMMITTEE Jose Gordo, Chairman Anne N. Foreman Richard H. Glanton* Christopher C. Wheeler** Julie Myers Wood	OPERATIONS AND OVERSIGHT COMMITTEE Scott M. Kernan, Chairman Jack Brewer Richard H. Glanton* Jose Gordo Julie Myers Wood	COMPENSATION COMMITTEE Richard H. Glanton, Chairman* Anne N. Foreman Terry Mayotte

*	Mr. Glanton is not standing for re-election at the 2022 annual meeting of shareholders.

**	Mr. Wheeler is not standing for re-election at the 2022 annual meeting of shareholders.

Audit and Finance Committee

The Audit and Finance Committee met seven times during fiscal year 2021. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton, Mr. Mayotte and Mr. Shapiro qualify as an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•

establish, review periodically and update as necessary a Code of Business Conduct and Ethics (the “Code of Conduct”), ensure that management has established a system to enforce the Code of Conduct, and review management’s monitoring of the Company’s compliance with the Code of Conduct;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met nine times during fiscal year 2021. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers, evaluate the CEO’s and such other senior executive officers’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met eight times during fiscal year 2021.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Executive Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	periodically review our Code of Conduct for directors, officers and employees, and approve amendments to the Code of Conduct to the extent deemed appropriate by the committee;

•

advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2021, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. All actions taken by the Executive Committee in 2021 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Criminal Justice Rehabilitation and Human Rights Committee

The Criminal Justice Rehabilitation and Human Rights Committee periodically reviews with management matters relating to criminal justice rehabilitation and human rights.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategic issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders. We adopted proxy access in advance of our 2017 annual meeting of shareholders.

Our proxy access provisions are set forth in Article II, Section 6 of our Third Amended and Restated Bylaws (“Bylaws”). The proxy access provisions permit a shareholder, or a group of up to twenty (20) shareholders, owning three percent (3%) or more of the Company’s outstanding common stock continuously for at least three (3) years, to nominate twenty percent (20%) of the number of directors then in office (rounding down to the nearest whole number) provided that the shareholder or group and each nominee satisfy the eligibility, procedural and disclosure requirements for proxy access as specified in the Bylaws, including that the Company receive notice of such nominations between 90 and 120 days prior to the anniversary date of the previous year’s annual meeting of shareholders. Since our annual meeting for 2022 is scheduled for April 26, 2022, any nomination pursuant to our proxy access process to be considered at the 2023 annual meeting must be properly submitted to us not earlier than December 27, 2022 or later than January 26, 2023.

There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. Other than adopting proxy access, the Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name of a nominee for consideration by the Nominating and Corporate Governance Committee outside of the proxy access process, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Although the GEO Corporate Governance Guidelines provide that the Board believes it is appropriate and efficient for the Company’s Chief Executive Officer to also serve as Chairman of the Board, the Board retains the authority to separate those functions if it deems such action appropriate.

As a result of the CEO succession discussed below in the Compensation Discussion & Analysis section of this proxy statement, the roles of Chief Executive Officer and Chairman are now held by two separate individuals. George C. Zoley serves as our Executive Chairman and Jose Gordo serves as our Chief Executive Officer. Richard H. Glanton has served as Lead Independent Director of the Company since January 1, 2011. Mr. Glanton’s term as a director of GEO concludes at the 2022 Annual Meeting of Shareholders. Subsequent to the 2022 Annual Meeting of Shareholders, the Board intends to appoint a new Lead Independent Director.

As a company that is focused on its core business, we believe the Executive Chairman is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our Executive Chairman knows the Company’s business, is a pioneer in the industry and has over forty years of experience, we believe that our Executive Chairman is the appropriate person to lead the board of directors.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the Board and committee level with ultimate oversight by the full board of directors led by our Executive Chairman. The board of directors periodically reviews and considers whether the current Board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risks. The Operations and Oversight Committee meets regularly during the year and on occasions when an operations incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants, which we refer to as the Code of Conduct. The Code of Conduct strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct, and accountability for compliance with the Code of Conduct. The Code of Conduct can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Business Conduct & Ethics.” In addition, the Code of Conduct is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees, which we refer to as the Code of Ethics for Senior Financial Officers. The text of this Code of Ethics for Senior Financial Officers is located in Section 19 of GEO’s Code of Conduct. The Code of Ethics for Senior Financial Officers can be found on our website at http:// www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Business Conduct & Ethics.” In addition, the Code of Ethics for Senior Financial Officers is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or a committee of the board, should send correspondence to the Corporate Secretary at 4955 Technology Way, Boca Raton, Florida 33431.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. All of our directors at the time attended the 2021 annual meeting of shareholders.

Human Rights and ESG

On September 26, 2019, GEO published its first annual Human Rights and Environmental, Social & Governance (ESG) Report, which was based on 2018 data. The Report was developed referencing the Global Reporting Initiative Standards and the UN Guiding Principles on Business and Human Rights.

GEO is committed to publishing an annual Human Rights and ESG Report. In 2020, GEO published its second annual Human Rights and ESG Report updating disclosures and metrics for the 2019 calendar year based on recognized ESG reporting standards, related to the development of our employees; our adherence to ethical governance practice throughout our company; and our efforts to advance environmental sustainability in the custodian and operation of our facilities.

In September 2021, GEO issued its third Human Rights and Environmental, Social and Governance (“ESG”) report. The Human Rights and ESG report builds on the important milestone the Company achieved in 2013 when GEO’s Board adopted a Global Human Rights Policy by providing disclosures related to how the Company informs its employees of its commitment to respecting human rights; the criteria GEO uses to assess human rights performance; and GEO’s contract compliance program, remedies to shortcomings in human rights performance, and independent verification of GEO’s performance by third party organizations. The Human Rights and ESG report also addresses criteria, based on recognized ESG reporting standards, related to the development of GEO’s employees; its efforts to advance environmental sustainability in the construction and operation of the Company’s facilities; and the Company’s adherence to ethical governance practices throughout the Company. The report covers the year ended December 31, 2020 with supporting data from 2018-2020 where possible. The report showcases, among other items, the company-wide awareness and training programs, GEO’s commitment to a safe and humane environment for everyone in the Company’s care, employee diversity, addressing recidivism through the GEO Continuum of Care, the Company’s engagement efforts with its stakeholders, oversight and contract compliance, conservation measures and enhanced environmental sustainability efforts.

The ESG report was prepared with reference to the GRI Standards related to General Disclosures, Economic Topics, Environmental Topics and Social Topics based on the Global Reporting Initiative, or GRI, issued by the Global Sustainability Standards Board and the UN Guiding Principles on Business and Human Rights. GRI is an international independent standards organization created to help business, government and other organizations understand and communicate how their operations affect issues of global importance, such as human rights, corruption and climate change. GEO has referenced the GRI Standards and the UN Guiding Principles on Business and Human Rights as the Company has recognized the need for a transparent and disciplined enterprise-wide approach. In GEO’s pursuit of this approach, it has begun with the following set of ongoing objectives:

•	Provide greater transparency for GEO’s stakeholders and the general public with respect to the Company’s various efforts in all its facilities aimed at respecting human rights.

•	Enhance the Company’s ability to flag potential issues in all areas of its operations and compress the time it takes to respond with corrective measures.

•	Use widely accepted methodologies for evaluating performance and setting objectives for improvements in corporate governance, corporate social policy, environmental impact and energy conservation.

The 2020 Human Rights and ESG Report can be found at https://www.geogroup.com/ESG.

Human Rights Risk Assessment/Due Diligence

In December 2021, GEO created a new Board committee focused on criminal justice rehabilitation and human rights. In an effort to continue building upon GEO’s commitment to human rights, the Company is continuing to work with various stakeholders to take steps to improve disclosures addressing the Company’s commitment to human rights and its performance related to salient human rights risks.

Over the last 10 years, GEO has engaged with several shareholders and other stakeholders on matters related to human rights and environmental, social, and governance (ESG) best practices, and as a result of this engagement, GEO’s Board of Directors adopted a Global Human Rights Policy, and corresponding human rights training program for its employees, in 2013.

In September 2019, in response to a shareholder proposal that was approved during the 2019 annual meeting of shareholders, GEO published its first annual Human Rights and ESG report. GEO subsequently issued its second and third annual Human Rights and ESG reports in 2020 and 2021, with additional, enhanced disclosures.

GEO has continued to engage with shareholders and other stakeholders to address the important topic of human rights. GEO is currently evaluating several initiatives to continue to enhance its ESG and human rights disclosures.

One of the initiatives GEO will be undertaking during 2022 is conducting a Human Rights Risk Assessment/Due Diligence, which is focused on identifying human rights risks that are salient to the Company’s stakeholders and operations. GEO has engaged a leading ESG and sustainability consulting and research firm, to facilitate the Company’s Human Rights Risk Assessment/Due Diligence, which will include interviews with external and internal stakeholders, along with a review and research of the Company’s salient human rights.

GEO expects to publish its Human Rights Risk Assessment in late 2022. As part of this process, GEO also expects to review and update its Global Human Rights Policy, and corresponding human rights training program for its employees. GEO expects these initiatives will play an important role in enhancing the Company’s human rights policies and disclosures.

Enhanced Political and Lobbying Disclosure

In March 2022, GEO published its enhanced Political Activity and Lobbying Report disclosure for 2021. In light of a shareholder proposal approved during the 2021 annual meeting of shareholders regarding lobbying disclosures, GEO undertook a review of its previous disclosure.

Based on this review and taking into consideration the shareholder feedback as presented in the shareholder proposal, as well as feedback provided by shareholders regarding political contributions disclosures, GEO enhanced its report to provide additional, more detailed information with respect to GEO’s lobbying activities and political contributions made at the corporate level and through its political action committee.

The enhanced Political Activity and Lobbying Report provides new and more detailed disclosures on GEO’s policies on lobbying activities and political contributions; the oversight of these policies and activities by the Nominating and Corporate Governance Committee of the Board of Directors; the employee-funded, non-partisan GEO Political Action Committee; breakdowns of political contributions made during 2021; breakdowns and disclosures of both direct and indirect lobbying expenditures during 2021, including expenditures on government relations consultants for direct lobbying, as well as payments made to trade and membership associations and chambers of commerce, inclusive of the estimated portion of those payments that was used for lobbying purposes; and disclosures of the fact that GEO did not make any payments during 2021 that were used for grassroots lobbying communications and that GEO is not a member of, and did not make any payments during 2021 to, any tax-exempt organizations that write or endorse model legislation.

The enhanced Political Activity and Lobbying Report for 2021 was reviewed and approved by the Nominating and Corporate Governance Committee of the Board of Directors in February 2022. The enhanced Political Activity and Lobbying Report for 2021 can be found at https://www.geogroup.com/Political_Engagement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2021 and 2020. The Audit and Finance Committee of GEO has appointed Grant Thornton LLP as GEO’s independent registered public accountants for the 2022 fiscal year. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2021 and 2020.

	2021	2020
Audit Fees(1)	$2,707,053	$2,527,436
Audit Related Fees(2)	$762,598	$34,250
Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$3,469,651	$2,561,686

(1)

Audit fees for 2021 and 2020 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q and statutory requirements required domestically and internationally.

(2)

Audit related fees in 2021 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K, fees related to issuance of comfort letters and consents and various due diligence services. Audit related fees in 2020 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K and various due diligence services.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related and all other services provided by Grant Thornton to GEO in 2021 and 2020 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2021 and 2020 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by the Chairman with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2021 and 2020 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers the employee stock purchase plan and our amended and restated 2018 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended periodically. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com by clicking the link “Social Responsibility” on our homepage and then clicking the links “Governance with Integrity — Corporate Governance”.

Say-on-Pay Results

At our 2021 Annual Meeting of Shareholders, over 93.4% of the votes cast voted to approve the advisory resolution on our executive compensation referred to as the “say-on-pay” vote. The Compensation Committee believes that the positive outcome of the say-on-pay vote supports the compensation arrangements established by the Compensation Committee. The Compensation Committee considered the results of the shareholder vote on the 2021 “say-on-pay” proposal as one of the many factors relevant in connection with the discharge of its responsibilities along with the advice of its independent compensation consultant and shareholder feedback. During 2021, the Compensation Committee continued the compensation program in place during 2020 with the changes noted below under the section titled, “Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined”.

Role and Independence of Compensation Consultant

The Compensation Committee assessed the independence of Pay Governance LLC, (“Pay Governance”), a nationally recognized executive compensation consultant, taking into account the following factors:

•	Other services provided by Pay Governance;

•	The amount of fees paid by GEO to the consultant as a percentage of its total revenues;

•	Any business or personal relationships between the consultant (including its representatives) and GEO’s directors or senior officers; and

•	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in GEO.

Pay Governance has attested to its independence and does not provide any services to GEO other than those related to executive compensation consulting. Based on its assessment, the Compensation Committee agreed that the compensation consultant is independent and that the compensation consultant’s work has not raised any conflict of interest.

During 2021, the Compensation Committee engaged Pay Governance to perform the following services: (i) a peer group analysis and review of the compensation levels of the executive officers; (ii) review the proxy statement for the 2021 annual shareholders meeting including consultation related to the Compensation Discussion and Analysis section of the proxy statement; (iii) calculation of the Total Shareholder Return (“TSR”)

Performance to determine the performance-based restricted stock payout levels; (iv) calculation of the Accounting Fair Value for performance-based restricted stock awards; (v) a review of the compensation levels of Messrs. Zoley and Gordo in connection with the CEO succession discussed below; (vi) a peer group analysis and review of non-employee director compensation; and (vii) a review of executive compensation trends and developments. Other than as described above, Pay Governance was not asked to perform any other services for us in 2021. GEO paid Pay Governance a total of $131,887 related to its work for the Compensation Committee in 2021.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

Process for Determining Compensation

When making decisions regarding the compensation of named executive officers, including the position of Chief Executive Officer, the Compensation Committee considers competitive market data and analyses prepared by Pay Governance, historical pay to the named executive officers and the appropriateness of such compensation, including by comparing it to a peer group of companies periodically. Annually, the Compensation Committee will use peer group and broader general industry data to obtain a general understanding of compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee views peer group data as one factor in assisting its compensation decisions. In 2021, the Compensation Committee asked Pay Governance to conduct a peer group analysis to evaluate our compensation programs and practices as a whole, and the compensation levels of our named executive officers. When evaluating pay levels and practices of peer companies within the REIT industry, the Compensation Committee focused on data from the group of similarly-sized, equity REITs listed below. The Compensation Committee approved the use of the following companies in its peer group analysis which is the same peer group it used when reviewing 2020 executive officer compensation:

Alexandria Real Estate Equities, Inc.	Iron Mountain Incorporated
AvalonBay Communities, Inc.	Lamar Advertising Company
Boston Properties, Inc.	Mid-America Apartment Communities, Inc.
CoreCivic, Inc.	Outfront Media Inc.
Digital Realty Trust, Inc.	Realty Income Corporation
Equity Residential	SBA Communications Corporation
Essex Property Trust, Inc.	Veritas, Inc.
Extra Space Storage Inc.	Vornado Realty Trust
Healthpeak Properties, Inc.	Welltower Inc.

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year-period:

•	Our financial performance;

•	Our reduction of net recourse debt;

•	Achievement of strategic operating objectives;

•	The performance of our senior management team;

•	Our prospects for future growth in revenues and profitability; and

•	Our stock price performance.

Applying these factors to our Company during the previous several years in setting named executive officer compensation, the Compensation Committee considered the following:

•

During 2021, we successfully closed on a private offering of $230,000,000 aggregate principal amount of 6.50% exchangeable senior unsecured notes due 2026. We used the net proceeds from this offering to fund the redemption of the $194.0 million of our 5.875% senior notes due 2022.

•	Over the last two years, we have reduced our net recourse debt by approximately $250 million dollars.

•

In December 2021, our Board approved a plan to terminate our Real Estate Investment Trust (“REIT”) election and become a taxable C corporation, effective for the fiscal year ended December 31, 2021. The decision stemmed from the Board’s evaluation of GEO’s corporate tax structure and REIT status announced in April of 2021. The change in corporate tax status from a REIT to a taxable C corporation is expected to give us additional flexibility to allocate free cash flow towards reducing net recourse debt.

•

During 2021, we entered into five-year contract renewals for our company-owned Broward Transitional Center and our company-owned Aurora ICE Processing Center, respectively. During 2021, we also entered into a new five-year contract with Clearfield County, Pennsylvania to utilize our company-owned 1,876-bed Moshannon Valley Facility in Pennsylvania. Clearfield County is responsible for detainees under a five-year contract with ICE and expects to use the Moshannon Valley Facility to address its capacity needs. We also began a new lease agreement with the State of New Mexico for our company-owned 600-bed Guadalupe County Correctional Facility, with a two-year base period and successive two-year renewals through October 2041.

•

During 2021, we completed a divestiture of our youth division, which was organized as a separate independent not-for-profit 501(c)(3) organization (“Abraxas”). The divestiture included the sale of certain non-real estate assets in our youth division for total consideration of $10.0 million. The sale resulted in the assignment of our youth services management contracts to Abraxas. We retained the ownership of the youth services real estate assets and have entered into lease agreements with Abraxas for six company-owned youth facilities.

•

Ensuring the health and safety of all those entrusted to our care and of our employees has always been our number one priority. Throughout the COVID-19 pandemic, we have implemented a number of COVID-19 mitigation initiatives. We have issued guidance to all our facilities, consistent with the guidance issued for correctional and detention facilities by the CDC. We increased testing capabilities at our secure services facilities and entered into contracts with multiple commercial labs to provide adequate testing supplies and services. By the end of December 2021, we invested approximately $2 million to deploy Abbott Rapid COVID-19 ID NOW devices and testing kits capable of diagnosing not only COVID-19, but Influenza and Strep Throat. Through December 31, 2021, we have administered more than 206,000 COVID-19 tests to those in our care at our secure services facilities. We invested $3.7 million to install Bi-Polar Ionization Air Purification Systems at select secure services facilities to reduce the spread of airborne bacteria and viruses. We provide continuing access to facemasks and personal hygiene products. We have implemented social distancing pursuant to directives from our government agency partners. We have worked closely with our government partners and State and Local Health Departments to coordinate vaccination efforts for staff, inmates, detainees, and residents at our secure facilities and reentry centers and programs across the country and the coordination of these vaccination efforts is in alignment with recommendations from the CDC’s Advisory Committee on Immunization Practices (ACIP), as well as criteria established through the Food and Drug Administration approval process. By the end of December 2021, we worked with our government agency partners and State and Local Health Departments to administer more than 48,000 doses of the vaccine to inmates, detainees, and residents in our facilities;

•

Although we faced a challenging financial and operational environment in 2021 associated with the global COVID-19 pandemic and the impact of the executive order directing the United States Attorney General not to renew Department of Justice contracts with privately operated criminal detention facilities, we generated a strong level of revenue and profitability and believe we have become the most diversified service provider amongst our competitors.

•

For the full year 2021, we reported total revenues of $2.3 billion, Net Income Attributable to GEO of $77.4 million, Adjusted EBITDAre of $467.0 million and Adjusted Funds from Operations of $2.48 per diluted share. Since 2016, GEO has grown Adjusted EBITDAre at a compounded annual growth rate of 2.95% (for a reconciliation of GAAP measures to the Non-GAAP measures referenced in this bullet, please see our Current Report on Form 8-K filed on February 25, 2022).

•

Throughout the year, our GEO Secure Services facilities successfully underwent over 150 audits, including internal audits, government reviews, third-party accreditations, and certifications. In 2021, we also completed more than 1.9 million employee training hours and over 42,500 training sessions. Our medical services staff undertook more than 400,000 quality healthcare related encounters. Our GEO Reentry Services renewed 31 residential reentry contracts, including 15 contracts with the Federal Bureau of Prisons. We also opened 12 new day reporting centers with capacity to serve up to 1,000 individuals. Our Electronic Monitoring and Supervision Services segment also continued to grow in 2021 with annual revenues increasing by 15%. Our GEO Transport, Inc. division safely completed approximately more than 13.5 million miles in the U.S. and internationally.

•

Despite the unprecedented challenges associated with the COVID-19 pandemic, during 2021, the GEO Continuum of Care programs achieved the following important milestones: (i) completed approximately 2.8 million hours of rehabilitation programming; (ii) achieved over 38,000 behavioral program completions; (iii) awarded 2,100 GEDs and high school equivalency degrees; (iv) achieved more than 33,000 individual cognitive behavioral sessions; (v) awarded 6,800 vocational training certifications; (vi) provided post-release support services to more than 1,800 individuals returning to their communities, with over 800 post-release participants attaining employment; and (vii) awarded more than 5,500 substance abuse treatment program completions.

•	During 2021, we formed a wholly owned captive insurance subsidiary, Florina Insurance Company, Inc. (“Florina”) to enhance our risk financing strategies.

•

During 2021, we published our third annual Human Rights and ESG Report. The comprehensive report built on our first two Human Rights and ESG Reports published in 2019 and 2020 and the Global Human Rights Policy adopted by our Board of Directors in 2013 and provided disclosures related to how we inform our employees of our long-standing commitment to respecting human rights, the criteria we use to assess human rights performance, and our contract compliance program and independent verification of our performance by third party organizations.

•

We believe the efforts undertaken by our senior management team over the past several years to maintain and expand our company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are strong prospects for revenue and profit in our industry.

•

Our senior management team has consistently demonstrated the ability, over a long period of time, to manage through and capably address and mitigate the key risks that face our business on an ongoing basis.

Our senior management team has consistently made delivering shareholder value a priority. We have experienced volatility and downward pressure on our stock price during 2019, 2020 and 2021 as a result of a number of factors, including the political opposition to the use of public-private partnerships for secure facilities, processing centers and community reentry centers and concerns regarding our future access to financing.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Annual base salaries

•	Annual cash incentive compensation

•	Performance-based equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee considers each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The Compensation Committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry. The Compensation Committee evaluates GEO’s executive compensation policies and practices on an ongoing basis.

The following also includes a discussion of the CEO transition that occurred during 2021 and how the Compensation Committee made determinations regarding compensation in connection with the CEO transition for Messrs. Zoley and Gordo.

CEO Succession Plan

Given Dr. Zoley’s likely retirement over the next several years after 40+ years with the Company, the Board believed it was necessary to implement a Succession Plan with the designation of a new CEO. In light of the size and complexity of GEO’s business, the critical nature of government relations and the challenging industry environment GEO is operating in, the Board also felt it imperative to retain Dr. Zoley as Executive Chairman to ensure a smooth transition and continuity of leadership.

The Board considered a number of multi-faceted and compelling reasons for retaining Dr. Zoley as Executive Chairman, including:

•

Dr. Zoley founded GEO approximately 40 years ago, has been GEO’s only CEO and is considered one of the founders of the industry GEO operates in. His institutional knowledge and experience are unmatched and would be nearly impossible to replace over the course of the next five years in the judgment of GEO’s Board of Directors.

•

Dr. Zoley has been instrumental in developing GEO into a leading worldwide company in a highly complex, heavily regulated, and often politically impacted industry, involving the provision of support services for secure correctional facilities, immigration processing centers, community reentry centers and programs, and electronic monitoring services.

•

In addition to fulfilling his customary duties as GEO’s Chairman of the Board and CEO, for the past 10 years, Dr. Zoley has also provided day-to-day oversight of GEO’s domestic and international operations following the retirement of the company’s Chief Operating Officer and the company’s Senior Vice President of International Services. During this ten-year period, Dr. Zoley fulfilled all these responsibilities guiding GEO through substantial growth and profitability, without the Company needing to fill the positions of Chief Operating Officer and Senior Vice President of International Services, which, in addition, to being beneficial to the Company’s operational and financial performance, saved the Company the substantial compensation these positions would have commanded.

•

In implementing the Succession Plan, the Board also gave significant weight to the fact that GEO operates in a unique, niche industry with significant political, legislative, and regulatory complexities. In particular, over the last five to six years, GEO has faced significant headwinds and challenges stemming from increasing politically motivated opposition to the support services the Company has provided for four decades to federal and state government agencies in the U.S. and Internationally. These challenges have resulted in significant policy changes that have resulted in the non-renewal of several of GEO’s federal contracts in the United States, totaling approximately $350 million in lost annualized revenues.

•

Additionally, considerable political pressure has been placed on GEO’s banking relationships, resulting in six of the 65 banks in our lending syndicate informing us that they do not intend to renew their lending commitments to us when such commitments expire in 2024. These six banks represent 54% of the lending commitments under the revolver component of our senior credit facility.

•	All of these challenges, which have impacted GEO’s entire industry, have been compounded by the unprecedented impact of the global COVID-19 pandemic during the last two years.

In light of the size and considerable complexity of GEO’s business and the unprecedented industry challenges facing GEO, the Board felt it imperative to retain Dr. Zoley for at least a five-year term as Executive Chairman to ensure a smooth transition and continuity of leadership. In addition, unlike Dr. Zoley’s prior employment agreement, the Company reserved the right not to renew Dr. Zoley’s Executive Chairman Agreement (as defined below) without triggering the right to receive additional severance payments after the end of the five-year term.

On May 27, 2021, the Board terminated without cause Dr. Zoley’s employment as Chief Executive Officer, effective as of June 30, 2021 (the “Separation Date”), and entered into a new five-year agreement with Dr. Zoley to serve as Executive Chairman, in a modified role and at a reduced compensation level (the “Executive Chairman Agreement”). Pursuant to the terms of the Executive Chairman Agreement, Dr. Zoley will serve as Executive Chairman assisting the new Chief Executive Officer in his transition, among other duties and responsibilities, and report directly to the Board of Directors for a term of five years ending on June 30, 2026 and subject to automatic renewals for one-year periods unless either the Company or Dr. Zoley gives written notice at least one year prior to the expiration of the term. Under the terms of the Executive Chairman Agreement, Dr. Zoley will be paid an annual base salary of $1.0 million and will be eligible to receive target annual performance awards equal to 100% of base salary in accordance with the terms of any plan governing senior management performance awards. Dr. Zoley will also be entitled to receive an annual equity incentive award with a grant date fair value equal to 100% of base salary and subject to a time-based vesting schedule of one (1) year from the date of grant. Please see the section below titled, “Dr. Zoley’s Executive Retirement Agreement” for a discussion of the modifications that were made to Dr. Zoley’s retirement agreement in conjunction with the CEO transition.

In connection with Dr. Zoley’s termination without cause, Dr. Zoley was entitled to receive certain contractual payments pursuant to the terms of Dr. Zoley’s prior employment agreement. The Board’s appointment of a new CEO and the corresponding meaningful reduction in Dr. Zoley’s compensation and scope of responsibilities constituted “Good Reason” under Dr. Zoley’s former employment agreement, entitling him to terminate the agreement and receive 2 years of severance. Stated another way, the Board could not unilaterally implement its desired Succession Plan and modify Dr. Zoley’s role and compensation without paying Dr. Zoley his contractually required severance. The Board’s only other alternative in light of its desire to implement the Succession Plan would have required GEO to terminate Dr. Zoley’s employment agreement for convenience, pay Dr. Zoley the contractually required two years of severance and allow Dr. Zoley to separate from the Company. The Board strongly believes that losing Dr. Zoley’s managerial expertise and extensive industry experience during a new senior management transition would have been contrary to the best interests of GEO and its shareholders. On balance, taking into account all relevant factors, including the importance of retaining the best senior management leadership possible while also planning for the future, the Board believes that the Company was substantially better served with Dr. Zoley remaining in the active role of Executive Chairman to further a solid transition, notwithstanding GEO’s severance payment to Dr. Zoley.

The Company and Dr. Zoley entered into a Separation and General Release Agreement, as of May 27, 2021 (the “Separation Agreement”) to document the contractual payments and benefits Dr. Zoley was entitled to pursuant to his employment agreement as a result of his termination without cause. Specifically, Dr. Zoley received payments in the amount of $5,851,555, less any applicable taxes and withholdings, which represents the sum of two (2) years of Dr. Zoley’s base annualized salary and two (2) times Dr. Zoley’s target bonus under GEO’s Senior Management Performance Award Plan. Dr. Zoley’s restricted stock subject to performance-based vesting at the Separation Date shall continue to vest at such time as the performance goals are met if Dr. Zoley is still providing services to GEO under the Executive Chairman Agreement. Dr. Zoley was also paid all accrued dividends on his unvested shares of restricted stock, which are scheduled to vest on March 15, 2022. Lastly, Dr. Zoley is entitled to receive certain executive benefits and fringe benefits for a ten (10) year period as set forth in the Separation Agreement.

GEO is not incurring any additional expense by providing Dr. Zoley the executive benefits or fringe benefits in his capacity as Executive Chairman because he was already receiving the same benefits in his prior role as CEO. The benefits, perquisites and fringe benefits that Dr. Zoley and his covered dependents are entitled to receive for a ten-year period in his new Executive Chairman position are consistent with his prior employment agreement, which also required GEO to provide the same benefits for a 10-year period. As a result, these benefits do not represent any enhancement of the “executive benefits” Dr. Zoley and his covered dependents were otherwise entitled to receive under his prior employment agreements dating back to 2004. These applicable benefits and perquisites include group health, dental, life insurance, disability, or other form of executive benefit plan or program of GEO now existing or that may be later adopted by GEO, as well as certain “fringe benefits” as such term is defined in the Separation Agreement. As defined in the Separation Agreement, these fringe benefits include an executive automobile, a designated parking space, use of the corporate jet for 30 hours per year, continuation of club membership fees and dues, and home security cameras and monitoring. These benefits and perquisites have been reported in the Summary Compensation Table of GEO’s proxy statements for Dr. Zoley for all prior years.

Also on May 27, 2021, the Board determined that it was in the best interests of the Company to appoint Jose Gordo as the successor Chief Executive Officer of the Company, effective as of July 1, 2021, in light of Mr. Gordo’s business experience and background, his long history of working with GEO, his intimate understanding of the Company’s business and his service on the Board of Directors. In connection with his appointment, Mr. Gordo and the Company entered into an Executive Employment Agreement (the “Employment Agreement”) on May 27, 2021 to provide that Mr. Gordo will be employed by the Company for a three-year term beginning July 1, 2021. Unless the Employment Agreement is sooner terminated, or not renewed, it will automatically extend upon the end of its initial term for a rolling three-year term. Pursuant to the terms of the Employment Agreement, Mr. Gordo will serve as Chief Executive Officer and report directly to the Executive Chairman. Either Mr. Gordo or the Company may terminate Mr. Gordo’s employment under the Employment Agreement for any reason upon not less than thirty (30) days written notice. Under the terms of the Employment Agreement, Mr. Gordo will be paid an annual base salary of $900,000, subject to the review and potential increase within the sole discretion of the Compensation Committee. Mr. Gordo will also be entitled to receive a target annual performance award of 85% of Mr. Gordo’s base salary and will also be entitled to participate in the Company’s stock incentive plan. In connection with his appointment, the Company granted Mr. Gordo an award of 50,000 performance-shares that will vest ratably over a three-year period.

The Board recognizes that under normal circumstances, it is less common for the Executive Chairman of a company to be the highest paid Named Executive Officer. In implementing the Succession Plan, the Board considered that Mr. Gordo has a unique and diverse executive and managerial skillset and brings to GEO extensive and valuable experience in business operations, organizational management and leadership, finance, corporate law, private equity, capital markets transactions, and mergers and acquisitions. However, he does not possess the extensive correctional and government services industry experience that Dr. Zoley has. Considering these factors and the fact that Dr. Zoley remains heavily involved in guiding and implementing the financial and organizational restructuring of the Company, the Board believed it appropriate to initially set Dr. Zoley’s compensation at a higher level than Mr. Gordo’s. It is the Board’s expectation that as Mr. Gordo gains further experience in the role of CEO under Dr. Zoley’s guidance and tutelage, over time, his compensation will increase accordingly, and he will become GEO’s highest paid Named Executive Officer.

Pay Governance assisted the Compensation Committee in its review of the compensation levels for Messrs. Zoley and Gordo in the context of the CEO transition. Pay Governance reviewed with the Chairman of the Compensation Committee the compensation programs and levels at other companies that had experienced a similar CEO transition and had an Executive Chair position. The Compensation Committee reviewed and evaluated a number of factors in setting the compensation levels for Dr. Zoley as Executive Chairman and Mr. Gordo as Chief Executive Officer and these factors included consideration of the tenure and performance of Dr. Zoley as Chief Executive Officer, the expected time commitment and responsibilities of Messrs. Zoley and Gordo, the expected tenure of Dr. Zoley as Executive Chairman, the compensation level and structure for Mr. Gordo as Chief Executive Officer giving due consideration to market practice and the role and responsibilities of each of the Chief Executive Officer and the Executive Chairman.

In addition to the foregoing, in connection with the Board’s implementation of the Succession Plan appointing Dr. Zoley as Executive Chairman and Jose Gordo as CEO, GEO’s Board also evaluated the overall combined compensation of both Dr. Zoley and Mr. Gordo, and compared their target all-in, combined compensation against the median compensation of just the CEO position for GEO’s peer group of Real Estate Investment Trusts (the “REIT Peer Group”). Based on analysis conducted by Pay Governance, which was engaged by the GEO Compensation Committee, the combined target all-in compensation for Dr. Zoley and Mr. Gordo, of approximately $7.3 million, would be exactly in-line with the median compensation of just the CEO position for the REIT Peer Group. Stated another way, the target all-in compensation GEO pays its top two Named Executive Officers (the Executive Chairman and the CEO) is the same as the median compensation the REIT Peer Group pays to just its top Named Executive Officer (the CEO).

For a full description and a copy of the Executive Chairman Agreement, the Separation Agreement and Mr. Gordo’s Employment Agreement, please see the Form 8-K the Company filed on June 1, 2021.

Other Named Executive Officer Transitions

As previously disclosed in a Form 8-K filed on April 21, 2021 (the “Form 8-K”), Mr. Blake Davis’ employment with GEO ceased effective May 14, 2021. Mr. Davis served as Senior Vice President and President of GEO Secure Services and was a Named Executive Officer for the year ended December 31, 2020. Under the terms of Mr. Davis’ Senior Officer Employment Agreement, Mr. Davis’ termination by GEO required GEO to pay severance benefits to Mr. Davis. GEO is currently in the process of paying these severance payments to Mr. Davis in accordance with the terms of his Separation Agreement, a copy of which was filed with the Form 8-K. These severance benefits are consistent with the severance benefits provided in Mr. Davis’ Senior Officer Employment Agreement and the disclosure set forth in the “Potential Payments Upon Termination or Change in Control” section of GEO’s proxy statement for its 2021 annual meeting of shareholders filed on March 19, 2021. Subsequent to Mr. Davis’ termination, Mr. Black was named as Senior Vice President and President of Secure Services.

Base Salaries. The cash salaries paid to the named executive officers are incorporated into the terms of executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee.

Dr. Zoley, who also serves as our Chairman, received no additional compensation for his board service, so his annual base salary reflected the workload, responsibilities and contributions made by Dr. Zoley as our Chief Executive Officer and Chairman through June 30, 2021 and as our Executive Chairman effective as of July 1, 2021. Mr. Gordo, who also serves as a member of our Board of Directors, received compensation for his board service, through June 30, 2021 prior to his becoming the Chief Executive Officer. Effective as of July 1, 2021, Mr. Gordo’s annual base salary reflected the workload, responsibilities and contributions made by Mr. Gordo as our Chief Executive Officer.

For 2021, our Compensation Committee determined to continue the annual base salaries of Messrs. Zoley, Evans, Venturella and Negron and Ms. Schlarb at the same level as their 2020 annual base salaries. Please see the discussion above under “CEO Succession Plan” for a discussion of the modification of Dr. Zoley’s base salary in connection with his new role as Executive Chairman and the setting of Mr. Gordo’s base salary in connection with his appointment as the Chief Executive Officer.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, as Amended and Restated on April 27, 2016, which was approved by our shareholders at the Company’s 2016 annual meeting of shareholders in accordance with the performance-based compensation exception (“Performance-Based Exception”) under Section 162(m) of the Internal Revenue Code (“Code”). The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income for the fiscal year. We believe revenue and net income are meaningful metrics to assess our performance. The metrics are used by our management team when it develops its annual operating plan and budget and are used by our investors in evaluating our performance against the annual financial guidance we give on revenue and net income. For purposes of the plan, net income means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the Amended and Restated Senior Management Performance Award Plan.

Named Executive Officer	Annual Incentive Target Amount (As a Percentage of Salary)
Executive Chairman	100%
Chief Executive Officer	85%
Chief Financial Officer	75%
Senior Vice Presidents	70%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results on a straight-line basis:

Performance and Payout Relationship (as % of Target)
Component	Threshold	Target	Maximum
Performance	90%	100%	110%
Payout	50%	100%	200%

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, or change the class of eligible employees.

2021 Cash Incentive Outcomes

The net income target for 2021 was set at $111.1 million, a decrease of $49.7 million or 31% compared to adjusted net income achieved during 2020. The 2021 performance metric used was based on adjusted net income which reflected adjustments for the change in tax structure from a REIT to a C Corporation. The 2020 performance metric used was based on adjusted net income which reflected adjustments for start-up/transition expenses, goodwill and lease impairment charges related to GEO Care Reentry, COVID-19 expenditures, gain on extinguishment of debt, unbudgeted travel savings and loss on sale of assets. Please see Appendix I for a reconciliation of net income attributable to GEO as reported under GAAP to adjusted net income.

The revenue target for 2021 was set at $2.25 billion, a decrease of $102.1 million or 4% compared to revenue achieved during 2020. The Compensation Committee determined it was appropriate to set the net income targets and revenue targets for 2021 at a reduced level compared to net income and revenue achieved for 2020 due to the challenging financial and operational environment in 2021 associated with the global COVID-19 pandemic and the impact of the executive order directing the U.S. Attorney General not to renew DOJ contracts with privately operated criminal detention facilities.

In 2021, the Company achieved adjusted net income performance above the target performance objective and achieved revenue performance above the target performance objective.

FY 2021 Performance Results
Metrics ($Millions)	Weighting	Target	Actual	Actual as a % of Target	Payout as a % of Target
Net income	65%	$111.1	$177.5	160.0%	200%
Revenue	35%	$2,248.0	$2,257.0	100.4%	104%
				Weighted Payout as % of Target	166.4%

Based on these results, the following annual incentive amounts were awarded to the named executive officers for fiscal year 2021 performance:

Executive	FY ‘21 Target Incentive ($)	Corporate Financial Performance Factor (1)	Target x Financial Performance Factor ($)	Actual Incentive Earned ($)
George C. Zoley (1)	1,377,734	166.4%	2,292,565	2,292,565
Jose Gordo (2)	382,500	166.4%	636,485	636,485
Brian R. Evans	479,562	166.4%	797,997	797,997
Ann M. Schlarb	321,930	166.4%	535,696	535,696
David Venturella	295,329	166.4%	491,430	491,430
Joe Negron	297,052	166.4%	494,298	494,298

(1)

Dr. Zoley served as Chief Executive Officer from January 1, 2021 through June 30, 2021 and Executive Chairman beginning on July 1, 2021. Dr. Zoley’s target incentive was $1,755,467 from January 1, 2021 through June 30, 2021 and $1,000,000 from July 1, 2021 through December 31, 2021 and his actual incentive earned was pro-rated based on his service as Chief Executive Officer and Chairman during the time periods described above.

(2)

Mr. Gordo became Chief Executive Officer on July 1, 2021. Mr. Gordo’s target incentive was $765,000 from July 1, 2021 through December 31, 2021 and his actual incentive earned was pro-rated based on his service as Chief Executive Officer during the time period described above.

2021 Equity Incentive Awards

Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to support a performance-oriented culture and to further align the interests of management and our shareholders.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer (other than for his awards), the share usage rates and potential dilution to shareholders, competitive market practices, the overall performance of the Company and the individual performances of the grantees.

On March 1, 2021, GEO made its annual grants of performance-based restricted stock to our named executive officers that vest, if earned, on March 15, 2024 using the same performance criteria as the grants made in 2020.

For 2021, 100% of our equity incentive awards provided to the NEOs were in the form of performance-based restricted stock awards which was more performance oriented than the mix of performance and time vested equity awards observed across the peer group. On average, the peers deliver approximately 69% of their long-term incentive to NEOs in performance-based equity awards and 29% in time-vested equity.

On June 4, 2021, the Company granted Mr. Evans an additional award of 200,000 performance shares that vest (i) 1/3 upon the achievement of the performance-based metrics for the period from January 1, 2019 — December 31, 2021; (ii) 1/3 upon the achievement of the performance-based metrics for the period from January 1, 2020 — December 31, 2022; and (iii) 1/3 upon the achievement of the performance-based metrics for the period from January 1, 2021 — December 31, 2023.

The additional award was made to enhance Mr. Evans’ long-term incentive component in recognition of the significant increase in workstreams and the criticality of his financial stewardship at this juncture in the Company’s life-cycle. Specifically, critical workstreams he has led to bolster the Company’s balance sheet included the successful closing of the private offering of $230,000,000 aggregate principal amount of 6.50% exchangeable senior unsecured notes due 2026, the Board’s evaluation of GEO’s corporate tax structure that led to the Board’s determination to terminate the Company’s REIT status effective for the fiscal year ended December 31, 2021 and the ongoing discussions the Company is having with its noteholders and lenders under its term and revolving loans concerning a potential refinancing, exchange, recapitalization, or other transaction or series of transactions to reduce the Company’s funded recourse debt and address its nearer term maturities. Rather than recognize this increased workload and exemplary leadership via a one-time cash bonus, the Committee opted to grant additional performance share units with vesting tied to ROCE and relative TSR. The Committee felt that additional performance share units would more appropriately recognize the value of these efforts in a way that aligns with the overall shareholder experience and reflects future performance outcomes.

On July 19, 2021, the Company granted Mr. Gordo an award of 50,000 performance shares using the same performance metrics as the March 2021 awards to senior management in connection with Mr. Gordo’s appointment as Chief Executive Officer.

The following table lists the number of performance-based shares of restricted stock granted to each named executive officer in 2021:

Executive	Number of Performance Shares Granted in 2021	Approved Value on Date of Grant(1)
George C. Zoley	268,750	$2,021,000
Jose Gordo	50,000	$ 325,000
Brian R. Evans	89,000	$ 669,280
	200,000	$1,181,988
Ann M. Schlarb	58,000	$ 436,160
David Venturella	53,750	$ 404,200
Joe Negron	53,750	$ 404,200

(1)

The approved value on the date of grant reflects the number of shares granted multiplied by the closing share price on the date of grant. The closing share price for each grant was $7.52 on March 1, 2021, $5.91 on June 4, 2021 and $6.50 on July 19, 2021. We note that this value differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements.

Specifically, the performance targets for the 2021 performance-based restricted stock grants are:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The threshold required for payment under the return on capital employed (“ROCE”) metric is set at +1% of our weighted average cost of capital (“WACC”) over the three-year measurement period to ensure that payments only occur during periods of positive returns. The WACC is a product of the cost of our capital over the performance period and will not be known until the performance period has concluded.

Additionally, there is a performance “governor” that caps payouts under the Relative TSR metric at 100% of target if GEO’s absolute TSR is negative over the 3-year period. Performance below threshold results in 0% payout on that specific metric.

Equity Incentive Outcomes for 2019 to 2021 Performance Cycle

On March 1, 2019, the Compensation Committee granted target awards of performance-based restricted stock vesting over a three-year period beginning January 1, 2019 provided that certain TSR performance goals and ROCE goals were met as of December 31, 2021. This was prior to Mr. Gordo’s appointment as Chief Executive Officer and as a result he was not eligible and did not receive a grant of performance-based restricted stock. Specifically, the performance targets were:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The Compensation Committee engaged Pay Governance to calculate the final TSR rank and payout calculations for the TSR component of these awards. Pay Governance determined that based upon their calculations for the Company and the FTSE NAREIT Equity REITs Index, the Company’s 2019-2021 TSR of -54.9% places the Company in the 5th percentile of the peer group which results in a TSR component payout of 0%. Management of the Company calculated the return on capital employed component of the performance-based restricted stock to be 11.8% which results in a ROCE component payout of 193% of the target award. Based on the calculations of the TSR component and the ROCE component, management of the Company certified to the Compensation Committee that when the TSR component is combined with the ROCE component, the combined award payout is approximately 97% of the target award. After reviewing the information provided to the Compensation

Committee by Pay Governance and management, the Compensation Committee approved the vesting of the performance-based restricted stock in the amounts provided below:

Performance-Based Restricted Stock: 2019-2021 Cycle
Executive	Shares at Target	Performance Factor	Shares Earned
George C. Zoley	100,000	97%	96,620
Jose Gordo	—	—	—
Brian R. Evans	106,667	97%	103,062
Ann M. Schlarb	20,000	97%	19,234
David Venturella	20,000	97%	19,234
Joe Negron	20,000	97%	19,234

2022 Compensation Actions

Base Salary

For 2022, our Compensation Committee determined it was appropriate to increase the annual base salaries of Messrs. Zoley, Gordo, Evans, Venturella and Negron by approximately 5% and increase the annual base salary of Ms. Schlarb by 9% as compared to their 2021 annual base salaries following their individual performance assessments reflecting their contributions to the strong financial and operational performance of the Company and a review of projected salary increases in the market.

Annual Cash Incentive Opportunities

The annual cash incentive compensation for fiscal year 2022 performance will be determined under the Senior Management Performance Award Plan consistent with the methodology used in 2021 based on the budgeted net income and budgeted revenue 2022 performance goals set by the Compensation Committee. There were no changes to the individual target percentages of any of the NEOs.

Equity Awards

The Compensation Committee granted performance-based restricted stock awards on March 1, 2022 to our named executive officers, other than Dr. Zoley, that will vest on March 15, 2025 based on two performance metrics measured from January 1, 2022 to December 31, 2024 as follows: (i) 50% of the shares of restricted stock in each award vest if GEO meets certain relative TSR performance targets for the 3-year period; and (ii) 50% of the shares of restricted stock in each award can vest if GEO meets certain ROCE performance targets for the 3-year period. For 2022, 100% of the equity grants authorized for the named executive officers were performance based.

The following lists the number of performance-based shares granted to each of the 2021 named executive officers:

Executive	Number of Performance Based Restricted Stock Granted in 2022	Value on Date of Authorization $6.55/share(1)
Jose Gordo	250,000	$1,637,500
Brian R. Evans	125,000	$818,750
Ann M. Schlarb	100,000	$655,000
David Venturella	100,000	$655,000
Joe Negron	100,000	$655,000

(1)

The approved value on the date of authorization reflects the number of shares authorized multiplied by the closing share price on the date of authorization. The closing share price was $6.55 on February 16, 2022.

This is the value that the Compensation Committee views as a fair reflection of the targeted value delivered on the date of authorization. We note that this value will differ from the value that will be disclosed in the 2022 Summary Compensation Table where the portion of the shares covered by the Relative TSR metric will be valued based on a Monte Carlo simulation model per the SEC’s requirements.

Pursuant to the Executive Chairman Agreement, Dr. Zoley received a grant of 173,612 shares of restricted stock on March 1, 2022 with a grant date fair value equal to 100% of his base salary that vest on the one-year anniversary of the grant date.

Senior Officer Retirement Plan

Subsequent to December 31, 2021, the Company agreed that the number of years of service Dr. Schlarb will be credited with for purposes of calculating her retirement benefits under the Senior Officer Retirement Plan shall include her services at B.I. prior to the acquisition of B.I. by GEO. As a result of such agreement, upon her retirement, Dr. Schlarb will be entitled to receive a retirement benefit of $10,000 per month. The information that will be presented in the Pension Benefits Table in the proxy statement for the 2023 annual meeting of shareholders will reflect this agreement.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected in the table set forth below titled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into four general categories: (i) retirement benefits pursuant to our executive retirement agreement in the case of Dr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under the deferred compensation plan; (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally; and (iv) travel and entertainment perquisites, such as an automobile allowance, club dues and personal use of the corporate aircraft. For 2021, Dr. Zoley was allotted thirty (30) hours of personal use of the corporate aircraft. For 2021, the Board authorized the allotment of five (5) hours of personal use of the corporate aircraft for Mr. Evans.

Dr. Zoley’s Executive Retirement Agreement

The Company and Dr. Zoley entered into on May 27, 2021 an Amended and Restated Executive Retirement Agreement (the “2021 Amended and Restated Retirement Agreement”) effective as of July 1, 2021, which replaced the 2020 Amended and Restated Retirement Agreement discussed below. Pursuant to the terms of the 2021 Amended and Restated Retirement Agreement, upon the date that Dr. Zoley ceases to provide services to the Company, the Company will pay to Dr. Zoley an amount equal to $3,600,000 which shall be paid in cash (the “2021 Grandfathered Payment”). The value of $3,600,000 was determined based on the approximate value of the closing price per share prior to the 2021 Amended and Restated Retirement Agreement. The payment shall be credited with interest at a rate of 5% compounded quarterly (the “Grandfathered Earnings Account”). Additionally, at the end of each calendar year provided that Dr. Zoley is still providing services to the Company pursuant to the Executive Chairman Agreement, the Company will credit an amount equal to $1,000,000 at the end of each calendar year (the “Employment Contributions Account”). The Employment Contributions Account will be credited with interest at the rate of 5% compounded quarterly. Upon the date that Dr. Zoley ceases to provide services to the Company, the Company will pay Dr. Zoley in one lump sum cash payment each of the 2021 Grandfathered Payment, the Grandfathered Earnings Account and the Employment Contributions Account subject to the six-month delay provided in the 2021 Amended and Restated Retirement Agreement.

The Compensation Committee believed the modifications to Dr. Zoley’s retirement agreement reflected in the 2021 Amended and Restated Retirement Agreement were appropriate for a number of reasons. Dr. Zoley’s retirement benefit, including the Grandfathered Earnings Account and Employment Contributions Account, is one element of Dr. Zoley’s total compensation and was considered by the Compensation Committee as being a component of his total compensation package. Based on an analysis conducted by Pay Governance, which was engaged by GEO’s Compensation Committee, the combined all-in compensation for Dr. Zoley and Mr. Gordo, of approximately $7.3 million, would be exactly in-line with the average compensation of just the CEO position for the REIT Peer Group. This analysis of the combined all-in compensation for Dr. Zoley and Mr. Gordo included Dr. Zoley’s new annual retirement benefit. While the Compensation Committee could have paid Dr. Zoley such additional compensation on an annual basis, the Compensation Committee believed it was mutually beneficial for both parties for this compensation to be paid on a deferred basis. Pursuant to the terms of his 2020 Amended and Restated Retirement Agreement, Dr. Zoley would have been entitled to receive a lump sum payment of his retirement benefit in the form of the total shares in his retirement account upon the termination of his prior employment agreement. Lastly, Dr. Zoley’s Amended and Restated Retirement Agreement provides that the Company shall promptly establish one or more rabbi trusts for the purpose of paying the retirement benefits. The amount of money that shall be deposited in the rabbi trusts for purposes of paying the retirement benefits in the future will be considered an asset of the rabbi trusts and such assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. As a result, this element of Dr. Zoley’s compensation should be viewed as at-risk compensation.

For a full description and a copy of the 2021 Amended and Restated Retirement Agreement, please see the Form 8-K the Company filed on June 1, 2021.

Senior Officer Retirement Plan. Messrs. Gordo, Evans, Venturella and Negron and Ms. Schlarb currently participate in our senior officer retirement plan, which is offered to our senior officers. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Deferred Compensation Plan. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Messrs. Evans, Venturella and Negron and Ms. Schlarb currently participate in the deferred compensation plan.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and cash awards under the Senior Management Performance Award Plan. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

In 2020 and 2021, the Compensation Committee requested that Pay Governance provide the Compensation Committee with a report of its review and analysis of executive and director compensation levels, policies, practices, and procedures with a comparison to a set of peer companies selected by the Compensation Committee with input from Pay Governance. In 2021, the Compensation Committee requested that Pay Governance provide the Compensation Committee with a report of its review and analysis of the proposed compensation relating to the CEO succession for Dr. Zoley in his new role as Executive Chairman and Mr. Gordo as Chief Executive Officer. Also in 2021, the Compensation Committee requested that Pay Governance provide the Compensation Committee with a report on executive compensation trends and developments. Pay Governance prepared and submitted the various reports and presentations to the Compensation Committee and, on occasion, discussed the content with the Chairman of the Compensation Committee prior to Compensation Committee meetings.

Executive and Director Stock Ownership Guidelines

The Company adopted stock ownership guidelines in 2012 applicable to our senior executive officers, including our named executive officers, and our Board members. The guidelines, as most recently amended in 2018, require our CEO to maintain equity holdings in GEO equal in value to at least 6 times his annual base salary, our other executive officers to maintain equity holdings in GEO equal in value to at least 3 times their annual base salaries, and our non-employee directors to maintain equity holdings in GEO equal in value to at least 3 times their annual cash retainers. The guidelines as most recently amended also specify that shares which will count toward the total share ownership requirement are actual shares owned, options and restricted shares, vested and unvested, and unvested performance share awards at the threshold level. Performance share awards at the target and maximum level will not be counted until the performance metrics have been met and the performance shares have vested. All senior executive officers and directors must satisfy the stock ownership guidelines five years from their appointment as director or a senior executive officer. Each of our senior executive officers and directors has satisfied such guidelines or has time remaining to do so under the guidelines.

Clawback/Recoupment Policy

The Company maintains a clawback policy providing that any incentive payment awarded by GEO to an executive officer (including a named executive officer) under any GEO incentive compensation plan may be recouped by GEO in the event of material fraud or misconduct by the recipient and in the event of a required accounting restatement of GEO’s financial statements (whether or not based on misconduct) due to the material noncompliance of GEO with any financial reporting requirement under U.S. federal securities laws.

Prohibition of Hedging and Pledging of Company Shares

The Company prohibits certain transactions in the Company’s securities under the terms of its insider trading policy, including engaging in hedging transactions to hedge against losses on the Company’s securities, including but not limited to collars, forward sale contracts, trading in publicly traded options, puts, calls or other derivative instruments, and engaging in short sales of the Company’s securities. Additionally, directors, officers and employees may not hold Company securities in margin accounts or otherwise pledge Company securities as collateral for a loan unless a waiver from this restriction is granted by the Chief Executive Officer or the Chairman of the Compensation Committee.

CONCLUSION

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Richard H. Glanton, Chairman

Anne N. Foreman

Terry Mayotte

Compensation Policies and Practices as They Relate to Risk Management

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant forms of incentive compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2021, 2020 and 2019, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Executive Chairman and former Chief Executive Officer, (ii) the Chief Executive Officer of GEO, (iii) the Chief Financial Officer of GEO, and (iv) each of the three most highly compensated executive officers as of December 31, 2021 of GEO other than the executive officers that served as Chief Executive Officer or Chief Financial Officer during the fiscal year ended December 31, 2021. For fiscal year ended 2021, Dr. Zoley served as Chairman of the Board and Chief Executive Officer until July 1, 2021, when he was appointed Executive Chairman. Mr. Gordo was appointed Chief Executive Officer effective July 1, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
George C. Zoley(6) Executive Chairman, Former CEO & Founder	2021	1,085,156	—	1,978,000	2,292,565	(566,232)	6,480,759	11,270,248
	2020	1,170,311	—	2,452,500	1,755,467	(3,389,833)	53,449	2,041,894
	2019	1,136,224	—	2,565,000	1,884,666	364,580	95,642	6,046,112

Jose Gordo(6) Chief Executive Officer	2021	450,000	—	391,253	636,485	—	123,469	1,601,207

Brian R. Evans Senior Vice President & CFO	2021	639,416	—	1,408,699	797,997	129,915	17,676	2,993,703
	2020	639,416	—	817,500	479,562	458,169	22,606	2,394,647
	2019	620,792	—	1,026,000	514,857	508,394	16,652	2,686,695

Ann M. Schlarb Senior Vice President & President; GEO Care	2021	459,900	—	426,880	535,696	118,449	23,902	1,564,827
	2020	459,900	—	531,375	321,930	164,260	17,805	1,495,270
	2019	446,505	—	513,000	345,624	136,979	15,709	1,457,817

David Venturella Senior Vice President, Client Relations	2021	421,898	—	395,600	491,430	82,291	25,794	1,417,013
	2020	421,898	—	490,500	295,329	111,426	20,151	1,339,304
	2019	409,609	—	513,000	317,064	92,551	19,215	1,351,439

Joe Negron General Counsel and Corporate Secretary	2021	424,360	—	395,600	494,298	—	13,259	1,327,517

(1)

This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock awards granted during 2021, 2020 and 2019 for each named executive officer. Stock awards granted in 2021, 2020 and 2019 were performance-based awards and will be earned if the Company achieves its performance based targets. Assumptions used in the calculation of the amounts related to stock awards are described in Note 1 to the Company’s audited financial statements for the year ended December 31, 2021, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2022.

(2)

The 2021 approved values on the date of grant, which reflects the number of shares granted at the closing price at the date of grant, for Messrs. Zoley, Gordo, Evans, Venturella and Negron and Ms. Schlarb were $2,021,000, $325,000, $1,851,268, $404,200, $404,200 and $436,160, respectively. We note that this differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements. The value based on the Monte Carlo simulation for the Relative TSR metric was $7.25, $1.63 and $5.15 on March 1, 2021, June 4, 2021 and July 19, 2021, respectively, as compared to the actual closing share price of $7.52, $5.91 and $6.50 on March 1, 2021, June 4, 2021 and July 19, 2021, respectively. The Compensation Committee views the closing share price on the date of grant to be a fair reflection of the targeted value delivered on the date of grant.

(3)

We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table titled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2021, 2020 and 2019, and paid in 2022, 2021 and 2020, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation

Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our Senior Management Performance Award Plan. In 2021, the target net income and revenue was $111.1 million and $2,248.0 million, respectively. The actual 2021 results achieved for adjusted net income and revenue was $177.5 million and $2,257.0 million, respectively.

(4)

Figures in this column consist of amounts accrued in 2021, 2020 and 2019 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. With respect to Dr. Zoley, the amount reflected in the row for 2021 reflects a loss of $566,232 related to the decline in value as of December 31, 2021. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreement and our senior officer retirement arrangements.

(5)

The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2021, 2020 and 2019:

All Other Compensation
Executive	Year	Auto Allowance ($)(a)	Club Dues ($)	Excess Group Life Insurance ($)(b)	Aircraft Usage ($)(c)	Home Security	Board Fees	Relocation Allowance	Severance Payments	Total All Other Compensation ($)(d)
George C. Zoley	2021	(5,628)	33,170	4,191	17,971	—	—	—	6,431,055	6,480,759
	2020	8,729	25,097	4,352	15,271	—	—	—	—	53,449
	2019	9,312	25,097	4,191	57,042	—	—	—	—	95,642

Jose Gordo	2021	2,807	10,037	—	—	—	110,625	—	—	123,469

Brian R. Evans	2021	8,831	—	1,242	7,603	—	—	—	—	17,676
	2020	8,831	—	1,290	—	12,485	—	—	—	22,606
	2019	7,947	—	1,242	7,463	—	—	—	—	16,652

Ann M. Schlarb	2021	9,492	13,375	1,035	—	—	—	—	—	23,902
	2020	7,683	9,047	1,075	—	—	—	—	—	17,805
	2019	5,627	9,047	1,035	—	—	—	—	—	15,709

David Venturella	2021	11,481	13,375	938	—	—	—	—	—	25,794
	2020	10,130	9,047	974	—	—	—	—	—	20,151
	2019	9,230	9,047	938	—	—	—	—	—	19,215

Joe Negron	2021	13,259	—	—	—	—	—	—	—	13,259

(a)

Under our executive automobile policy, the executive is required to make contributions to GEO in circumstances where the cost of the executive automobile exceeds the overall cost allowance as determined under the policy.

(b)

We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

(c)

We provided certain perquisites to the named executive officers for personal use of the Company’s leased aircraft. For 2021, Dr. Zoley was allotted thirty 30 hours of aircraft usage and Mr. Evans was allotted 5 hours of aircraft usage. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

(d)	For Mr. Gordo, the column “Board Fees” includes $110,625 in compensation he earned as a director of the Company in 2021 prior to being appointed as Chief Executive Officer effective July 1, 2021.

(6)

For fiscal year ended 2021, Dr. Zoley served as Chairman of the Board and Chief Executive Officer until July 1, 2021, when he was appointed Executive Chairman. Mr. Gordo was appointed Chief Executive Officer effective July 1, 2021.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreements for George C. Zoley and Jose Gordo

Please see the “Compensation Discussion & Analysis” section above for a discussion of the Separation and General Release Agreement and the Executive Chairman Agreement the Company has in place with Dr. Zoley and the Executive Employment Agreement the Company has in place with Mr. Gordo.

Senior Officer Employment Agreements

We have senior officer employment agreements with Messrs. Evans, Venturella and Negron and Ms. Schlarb. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent their earlier termination.

The amounts of base salaries that were paid to each of these executives during fiscal years 2021, 2020 and 2019 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that GEO will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options and restricted stock will fully vest immediately, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals were actually met.

Upon the termination of the employment agreements by GEO for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Under the terms of the employment agreements, annual base salaries for 2021 approved by the Compensation Committee for Messrs. Evans, Venturella and Negron and Ms. Schlarb were $639,416, $421,898, $424,360 and $459,900, respectively. Additionally, all outstanding unvested stock options and restricted stock granted to each of Messrs. Evans, Venturella and Negron and Ms. Schlarb fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the Compensation Committee. Performance based awards will only vest upon the determination by the Compensation Committee that the established performance goals have been met.

Executive Retirement Agreement

Amended and Restated Retirement Agreement with Dr. Zoley

Please see the “Compensation Discussion & Analysis” section above for a discussion of the Amended and Restated Retirement Agreement the Company has in place with Dr. Zoley.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for all of its senior officers, including Mr. Gordo, Mr. Evans, Mr. Venturella, Mr. Negron and Ms. Schlarb. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty-five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers for the year ended December 31, 2021.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George C. Zoley	—	1,146,283	2,292,565	4,585,130	—	—	—	—	—	—	—
	3/1/2021	—	—	—	80,625	268,750	537,500	—	—	—	1,978,000
Jose Gordo	—	318,243	636,485	1,272,970	—	—	—	—	—	—	—
	7/19/2021	—	—	—	15,000	50,000	100,000	—	—	—	291,250
	3/1/2021	—	—	—	—	—	—	10,000	—	—	75,200
	3/18/2021	—	—	—	—	—	—	3,112	—	—	24,803
Brian R. Evans	—	398,999	797,997	1,595,994	—	—	—	—	—	—	—
	3/1/2021	—	—	—	26,700	89,000	178,000	—	—	—	655,040
	6/4/2021	—	—	—	60,000	200,000	400,000	—	—	—	753,659
Ann M. Schlarb	—	267,848	535,696	1,071,392	—	—	—	—	—	—	—
	3/1/2021	—	—	—	17,400	58,000	116,000	—	—	—	426,880
David Venturella	—	245,715	491,430	982,860	—	—	—	—	—	—	—
	3/1/2021	—	—	—	16,125	53,750	107,500	—	—	—	395,600
Joe Negron	—	247,149	494,298	988,596	—	—	—	—	—	—	—
	3/1/2021	—	—	—	16,125	53,750	107,500	—	—	—	395,600

(1)	These columns reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to year

2021. For a description of how these amounts have been calculated, please see “Compensation Discussion & Analysis — Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined — Annual Cash Incentive Compensation.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2021, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above.

(2)

The awards reported under the “Estimated Future Payouts Under Equity Incentive Plan Awards” and the “All Other Stock Awards: Number of Shares of Stock or Units” columns were granted pursuant to our amended and restated 2018 stock incentive plan. The columns under the “Estimated Future Payouts Under Equity Incentive Plan Awards” reflect the threshold, target and maximum number of shares of common stock that our named executive officers are eligible to receive pursuant to the performance-based restricted stock granted in 2021, other than Mr. Gordo who received a grant of time-based restricted stock pursuant to his appointment as Chief Executive Officer. For a description of how these amounts of shares have been calculated, please see “Compensation Discussion & Analysis – Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined—2021 Equity Incentive Awards.”

(3)

The percentage of the shares related to the return on capital employed metric was valued on our closing stock price on March 1, 2021 while the percentage of the shares related to the total shareholder return metric was valued based on a Monte Carlo simulation model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George C. Zoley	—	—	—	—	—	518,750	4,020,313
Jose Gordo	—	—	—	—	—	67,537	523,411
Brian R. Evans	—	—	—	—	—	379,000	2,937,250
Ann M. Schlarb	—	—	—	—	—	110,500	856,375
	8,670	—	—	14.87	8/15/2022	—	—
David Venturella	—	—	—	—	—	103,750	804,063
Joe Negron	—	—	—	—	—	103,750	804,063

(1)

All shares in this column consist of restricted stock awards. The awards granted on March 1, 2019 cliff vested on March 15, 2022 based on the achievement of certain performance metrics. The awards granted on March 1, 2020 cliff vest on March 10, 2023 based on the achievement of certain performance metrics. The awards granted on March 1, 2021 cliff vest on March 10, 2024 based on the achievement of certain performance metrics. Certain of the restricted awards granted to Mr. Evans can vest over a one-year period based on the achievement of certain performance metrics over three one-year periods from January 1, 2021 to December 31, 2021, January 1, 2022 to December 31, 2022 and January 1, 2023 to December 31, 2023. Certain of the restricted stock awards granted to Mr. Gordo prior to his appointment as Chief Executive Officer are time-based restricted stock awards that vest ratable over four years from the grant date.

(2)	Amounts in this column have been calculated using an assumed stock price of $7.75, the closing price of our common stock on December 31, 2021, the last business day of our fiscal year 2021.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	—	—	137,438	1,102,253
Jose Gordo	—	—	1,475	11,092
Brian R. Evans	—	—	41,232	330,681
Ann M. Schlarb	—	—	27,488	220,454
David Venturella	—	—	27,488	220,454
Joe Negron	—	—	—	—

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years of Credited Service (#)(1)		Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
George C. Zoley	Executive Retirement Agreement	n/a		4,969,000	—
Jose Gordo	Senior Officer Retirement Plan	—		—	—
Brian R. Evans	Senior Officer Retirement Plan	21		2,195,557	—
Ann M. Schlarb	Senior Officer Retirement Plan	10	(3)	557,454	—
David Venturella	Senior Officer Retirement Plan	9		335,296	—
Joe Negron	Senior Officer Retirement Plan	3		—	—

(1)

The benefit of Dr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Dr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)

This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 2.8% and a rate of compensation increase of 4.4%. Dr. Zoley’s amount was determined using the value of his amended and restated plan including the 2021 annual contribution and accrued interest as of December 31, 2021. Please see discussion of the 2021 Amended and Restated Retirement Agreement and the 2020 Amended and Restated Retirement Agreement in the Compensation Discussion and Analysis section above. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(3)

Subsequent to December 31, 2021, the Company agreed that the number of years of service Dr. Schlarb will be credited with for purposes of calculating her retirement benefits under the Senior Officer Retirement Plan shall include her services at B.I. prior to the acquisition of B.I. by GEO. As a result of such agreement, upon her retirement, Dr. Schlarb will be entitled to receive a retirement benefit of $10,000 per month. The information that will be presented in the Pension Benefits Table in the proxy statement for the 2023 annual meeting of shareholders will reflect this agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that GEO would have been required to make as of December 31, 2021, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

Name	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason ($)(1)(2)(3)(4)	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer ($)(2)(4)	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason ($)(2)(4)(5)
George C. Zoley	4,399,357	—	4,969,000
Jose Gordo(6)	3,610,712	—	—
Brian R. Evans	1,428,168	—	—
Ann M. Schlarb	958,151	—	—
David Venturella	947,647	—	—
Joe Negron	924,020	—	—

(1)

Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 31, 2021, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreements with Dr. Zoley and Mr. Gordo contain a right of the officer to terminate employment for good reason.

(2)

In the event of a termination for any reason of any named executive officer on December 31, 2021, such officer would also have been entitled to receive the amounts set forth in the column of this table titled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual base salary on December 31, 2021.

(4)

Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)

The benefits for Dr. Zoley under the retirement agreement are fully vested and that officer would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2021, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. The retirement benefits of Mr. Gordo, Mr. Venturella and Mr. Negron under the Senior Officer Retirement Plan are not vested as they have not attained the minimum ten years of service. The retirement benefits of Ms. Schlarb under the Senior Officer Retirement Plan are fully vested and she would therefore have been entitled to receive the amounts set forth in this column if her employment with GEO had been terminated for any reason on December 31, 2021, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Although Mr. Evans has attained the minimum ten years of service, his retirement benefit is not vested until such time as he reaches at least the age of 55 and remains continuously employed with the Company. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(6)	Includes 17,537 unvested shares of restricted stock which were not performance based and were valued at $7.75 which was the closing price of our common stock on December 31, 2021.

PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

We identified the median employee using our employee population on December 31, 2021. At December 31, 2021, we had approximately 16,000 employees located in the United States, Australia and South Africa. Approximately 88% of our total employees are located in the United States. Our diverse employee population varies significantly in experience, education and specialized training. Regardless of the employee’s role in the organization or their location, the process for determining salaries is the same. Local market competitive data is reviewed to set base pay rates. Individual salaries are then adjusted from these base pay rates to reflect the individual’s role and responsibilities as well as his or her experience, education and specialized training.

Pursuant to the de minimis exception, in identifying the median employee, we excluded 497 employees in South Africa which represents approximately 3% of our workforce. We used the relevant average currency exchange rate to convert the compensation of our Australian employees to U.S. dollars. We did not make cost of living adjustments.

To identify the median employee from our employee population, we compared the amount of base salary, as reflected in our payroll records for 2021, excluding our CEO. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. We do not grant equity to a large percentage of our employee population, so using base salary, is considered to be representative. As a result, the total annual compensation for the year ended December 31, 2021 was $22,880 for our median employee and $1,601,207 for our CEO as reflected in the “Total” column of the Summary Compensation Table. Since Mr. Gordo became CEO beginning July 1, 2021, we have annualized his salary and other compensation and included reported values for equity grants, as they are reflective of annual compensation. The ratio of our CEO’s pay to that of our median employee for 2021 was approximately 117 times.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

DIRECTOR COMPENSATION

Process and Philosophy

The Compensation Committee sets the compensation of our non-employee directors on an annual basis. The Compensation Committee’s philosophy with respect to the Company’s director compensation program is to provide a compensation structure and amount that will attract and retain highly competent, skilled and engaged individuals for Board service. We compete with many companies to attract and retain experienced and highly capable individuals to serve as our directors, some of which are private and many of which are much larger than we are. In determining the appropriate components and level of compensation for our directors, the Compensation Committee considers the time commitment, unique skillsets, industry pay levels and the size of the Company’s Board relative to the size of other boards in the industry. Additionally, the Compensation Committee believes that it is consistent with its philosophy to use a mix of cash and equity compensation to align director compensation with long term shareholder value, while at the same time providing directors with an appropriate level of compensation for their service.

2021 Compensation

In October of 2019, the Compensation Committee reviewed the independent compensation consultant’s analysis and findings detailing compensation trends and practices for Board of Director pay among our compensation peer group. The study found that the Company’s number of directors and aggregate Board pay were below the median of the peer group. On a per director basis, the study found that the Company’s pay levels were generally above the median of the peers largely due to the higher frequency of Board and Board committee meetings attended by the Company’s directors and a greater number of Board committees than the Company’s peers.

In November of 2021, the Compensation Committee reviewed the independent compensation consultant’s latest analysis and findings. The study found that the Company’s retainer structure was in line with peer group practices. The study also found that the Company’s total director pay, on a per director basis, was generally below the median of the peer group. Although the Company’s cash pay was near the highest in the peer group, the total direct compensation was below the median and total equity pay was near the lowest in the peer group.

Following this review and further consultation with the independent compensation consultant, the Compensation Committee maintained the following pay program for 2021:

Pay Element	Fiscal Year 2021 Compensation Program
Board Cash Retainer	$85,000
Board Meeting Fees	No Meeting Fees
Board Equity Retainer	$100,000 in restricted stock
Committee Chair Retainer	Audit: $25,000 All Others: $15,000
Committee Member Retainer	Audit: $15,000 All Others: $7,500
Committee Meeting Fees	No Meeting Fees
Lead Director Retainer	$30,000
Annual Per Diem	No per diem offered, directors will be reimbursed for specific business-related expenses.

Effective for fiscal year 2020 and going forward, we adopted the following maximum compensation levels for directors:

•	Lead Director: $300,000

•	All Other Directors: $270,000

We believe these maximums are appropriate to ensure that individual pay levels continue to align with market practices among peer company industry directors. The Compensation Committee reviews non-employee director pay on an annual basis and adjusts compensation levels accordingly, including the individual maximums, as appropriate and consistent with the Compensation Committee’s philosophy for non-employee director compensation. As part of the Compensation Committee’s annual review, the Compensation Committee requests that its independent compensation consultant compare director compensation levels, policies, practices and procedures to a set of peer companies selected by the Compensation Committee (which is the same peer group it uses to evaluate executive officer compensation) and provide the Compensation Committee with its annual report as well as an annual report on best practices concerning director compensation.

Additionally, we maintain a share ownership requirement for our non-employee directors requiring them to hold three times their annual cash retainers in Company equity within five years of their appointment to the Board.

The Company is efficiently governed by a group of directors with deep knowledge of the industry and significant experience working in partnership with federal, state and local governments to meet their needs. In 2021, the Company had eight non-employee directors on the Board for the fiscal year until Dr. Zoley became the Executive Chairman and Mr. Gordo was appointed Chief Executive Officer effective July 1, 2021. Additionally, two independent directors resigned in July of 2021 for personal reasons while two other independent directors were appointed to the Board in July of 2021. The Board had seven non-employee directors for the remainder of 2021. Based on a study provided by our independent compensation consultant, this is slightly below the median number of 9 non-employee directors for companies within our peer group. Nonetheless, many of our directors are asked to be a member of and chair multiple committees of our Board of Directors resulting in a greater time commitment and span of Board responsibilities than the typical director in our peer companies.

Specifically, for 2021, director committee assignments for non-employee directors after July 2021 were as follows, with C indicating the Chairperson of such committee, X indicating that a director is a member of such committee and LD indicating the Lead Independent Director:

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee (1)	Corporate Planning Committee (2)	Operations and Oversight Committee (3)	Legal Steering Committee (4)	Independent Committee
Jack Brewer					X	X		X
Anne N. Foreman		X	X		X		X	X
Richard H. Glanton (LD)	C	C	C	X		X	X	C
Scott M. Kernan						C
Terry Mayotte	X	X			C			X
Christopher C. Wheeler	X		X				X
Julie Myers Wood					X	X	X

(1)

Dr. Zoley and Mr. Gordo also serve on the Executive Committee. Dr. Zoley and Mr. Gordo do not receive any separate or additional compensation for their service as a director or their service on the Executive Committee.

(2)

Mr. Gordo also serves on the Corporate Planning Committee. Mr. Gordo does not receive any separate or additional compensation for his service as a director or his service on the Corporate Planning Committee.

(3)

Mr. Gordo also serves on the Operations and Oversight Committee. Mr. Gordo does not receive any separate or additional compensation for his service as a director or his service on the Operations and Oversight Committee.

(4)

Mr. Gordo also serves as the Chairman of the Legal Steering Committee. Mr. Gordo does not receive any separate or additional compensation for his service as a director or his service on the Legal Steering Committee.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Jack Brewer(5)	54,357.63	—	—	—	54,357.63
Anne N. Foreman	106,250.00	100,003	—	—	206,253.00
Richard H. Glanton(6)	286,250.00	100,003	—	—	386,253.00
Duane Helkowski(7)	159,375.00	100,003	—	—	259,378.00
Scott M. Kernan	95,000.00	100,003	—	—	195,003.00
Terry Mayotte(8)	67,423.39	—	—	—	67,423.39
Guido Van Hauwermeiren(9)	162,412.75	100,003	—	—	262,415.75
Christopher C. Wheeler	110,000.00	100,003	—	—	210,003.00
Julie Myers Wood	102,500.00	100,003	—	—	202,503.00

(1)

These amounts consist of: (i) an annual retainer fee which was paid at a rate of $85,000 per year; (ii) a payment of $25,000 to the chairperson of the Audit and Finance Committee; (iii) a payment of $15,000 to each member of the Audit and Finance Committee; (iv) a payment of $15,000 for other Board committee chairs; and (v) a payment of $7,500 for other Board committee members. The lead independent director received an additional annual retainer of $30,000.

(2)

This column reflects the aggregate grant date fair value with respect to stock awards during 2021 for each director who was not a named executive officer. Each of Messrs. Glanton, Helkowski, Kernan, Van Hauwermeiren and Wheeler and Ms. Foreman and Ms. Wood received 10,000 and 3,112 shares of restricted stock on March 1, 2021 and March 18, 2021, respectively. The grant date fair value of the restricted stock award granted on March 1, 2021 as calculated in accordance with FASB 718 was $7.52 per share, which was the closing price of our common stock on the last business day immediately preceding the grant date. The grant date fair value of the restricted stock award granted on March 18, 2021 as calculated in accordance with FASB 718 was $8.06 per share, which was the closing price of our common stock on the last business day immediately preceding the grant date. This grant of restricted stock of The GEO Group, Inc. is a supplemental grant to the restricted stock previously granted on March 1, 2021 in order for the restricted stock granted on March 1, 2021 and March 18, 2021 to have an aggregate value of $100,000 (calculated as the sum of each grant’s value on their respective grant date), which is equivalent to GEO’s Board equity retainer payable to non-employee directors.

(3)	There were no stock options awarded to directors during 2021.

(4)

The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of 2021.

Name	Stock Awards	Option Awards
Jack Brewer	—	—
Anne N. Foreman	20,662	—
Richard H. Glanton	20,662	—
Duane Helkowski	—	—
Scott M. Kernan	20,662	—
Terry Mayotte	—	—
Guido Van Hauwermeiren	—	—
Christopher C. Wheeler	20,662	—
Julie Myers Wood	20,662	—

(5)	Mr. Brewer was appointed to the board of directors on July 9, 2021.

(6)

Pursuant to Company policy, the maximum compensation level for lead directors is $300,000. For 2021, Mr. Glanton received $198,750 in fees for his service as a Board member, the lead independent director and his service as Chairman of the Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee and he received a stock award valued at $100,003. For 2021, Mr. Glanton also received an additional $87,500 of additional compensation in light of the extraordinary time commitment on the part of Mr. Glanton during 2021, particularly in connection with the CEO transition and the Board’s review of the Company’s corporate tax structure.

(7)	Mr. Helkowski resigned from the board of directors on July 8, 2021.

(8)	Mr. Mayotte was appointed to the board of directors on July 9, 2021.

(9)	Mr. Van Hauwermeiren resigned from the board of directors on July 7, 2021.

2022 Compensation

In November of 2021, the Compensation Committee reviewed the independent compensation consultant’s analysis and findings detailing compensation trends and practices for compensation of directors among our peer group. The study found that the Company’s Board compensation overall had increased slightly from 2020 and the new compensation structure was in line with peer practices and the Company’s aggregate Board compensation is well positioned with its peer companies. Following this review, the Compensation Committee determined to make no changes to director compensation levels for the 2022 fiscal year.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.

Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)

Anne N. Foreman

Terry Mayotte

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.

The Audit and Finance Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Commission;

3.

The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.

Based on the review and discussions referred to in paragraphs 1. through 3. above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

5.

The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)

Terry Mayotte

Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2021, David Meehan, Divisional Vice President of Business Development for GEO Care, received compensation of $503,159. Mr. Meehan is the son-in-law of George Zoley, our Executive Chairman and Founder. In 2021, Larry Zoley, Director of Network Services & Integration, received compensation of $208,434. Mr. Zoley is the brother of George Zoley, our Executive Chairman and Founder. Also in 2021, Chris Zoley, Director of Business Development, received compensation of $145,458. Mr. Zoley is the son of George Zoley, our Executive Chairman and Founder. Guidepost, Ms. Wood’s current employer, has a consulting agreement with B.I. Incorporated, one of the Company’s subsidiaries. Ms. Wood is a member of the Board of Directors of GEO. For the year ended December 31, 2021, $180,000 was paid in the aggregate pursuant to the consulting agreement which is less than 2% of Guidepost’s annual gross revenues. The consulting agreement was extended through December 31, 2022. The current monthly retainer payment is $15,000 per month. Mr. Kernan’s wife, Kathryn Prizmich Kernan, worked for the Company through August 2021 in a non-executive officer capacity and then served as a consultant to the Company through December 31, 2021. Ms. Kernan received a total of $284,341 in compensation and consulting fees in fiscal 2021 and while she was an employee, she was eligible to receive benefits that are provided to all of the Company’s employees generally. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2021 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee under its charter has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO. Our Audit and Finance Committee has reviewed and approved the related party transactions described above. The Compensation Committee did not determine, review or approve any of the compensation paid pursuant to the above related party transactions as they were not paid to executive officers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2021, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with except for Mr. Brewer, who filed one late report regarding his initial statement of beneficial ownership due to a delay in updating his SEC filing codes.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2022 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2022 fiscal year.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

At our 2021 Annual Meeting of Shareholders, our executive compensation program was approved, on an advisory basis, by more than 93.4% of the votes cast. Our Compensation Committee believes that this level of approval is indicative of our shareholders’ strong support of our compensation philosophy and goals.

As described above in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis while at the same time avoiding the encouragement of unnecessary or excessive risk taking. Our Compensation Committee continues to closely link executive compensation with the achievement of performance goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

SHAREHOLDER PROPOSAL AND NOMINATIONS DEADLINE

As more specifically provided in our Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2022 is scheduled for April 26, 2022, any shareholder proposal to be considered at the 2023 annual meeting must be properly submitted to us not earlier than December 27, 2022 nor later than January 26, 2023. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a proposal included in our proxy statement. For the 2023 annual meeting, under the Securities and Exchange Commission’s requirements, any shareholder proposals must be received by GEO no later than November 17, 2022 in order to be included in our 2023 proxy statement.

VIRTUAL ANNUAL SHAREHOLDERS MEETING GUIDELINES

The Board of Directors believes that the virtual meeting format provides the opportunity for participation by a broader group of our shareholders, while reducing the costs associated with planning, holding and arranging logistics for an in-person meeting. The virtual meeting format enables shareholders to participate fully, and equally, from any location around the world, at no cost. It also reduces the environmental impact of our Annual Meeting. We designed the format of our Annual Meeting to ensure that our shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. Members of senior management and our directors will also attend the Annual Meeting.

Date and Time. The Annual Meeting will be held “virtually” through a live audio webcast on Tuesday, April 26, 2022, at 10:00 a.m. Eastern Daylight Time. There will be no physical meeting location. The Annual Meeting will only be conducted via an audio webcast.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the Annual Meeting prior to the start time.

Log in Instructions. To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/GEO2022. Shareholders will need their unique 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials or the proxy card (printed in the box and marked by the arrow). In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, April 12, 2022, so that you can be provided with a control number and gain access to the Annual Meeting.

Submitting Questions to the virtual Annual Meeting. Shareholders may submit questions in writing on the day of or during the Annual Meeting on www.virtualshareholdermeeting.com/GEO2022. Shareholders will need their unique 16-digit control number which appears on their Notice Regarding the Availability of Proxy Materials or the proxy card (printed in the box and marked by the arrow).

As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer all questions submitted during the Annual Meeting in accordance with the Annual Meeting’s Rules of Conduct and Procedures which are pertinent to the Company and the Annual Meeting matters, as time permits. In order to ensure that as many shareholders as possible are able to ask questions or make a comment during the Q&A period, each shareholder will be permitted no more than two questions or comments. In order to ensure questions are compiled in a timely manner for the Q&A session, we ask that any shareholder wishing to ask a question during the Annual Meeting do so as soon as possible and prior to the conclusion of the presentation of the proposals. Additionally, we value and welcome the views, questions and constructive comments of our shareholders, but the purpose of the Annual Meeting will be observed and questions or comments will not be addressed that are determined to be irrelevant or inappropriate, including those that are: irrelevant to the business of the Annual Meeting or GEO’s business, derogatory references that are not in good taste, unduly prolonged, substantially repetitious of questions or comments made by other persons, or related to personal grievances.

Questions and answers to any such questions that were addressed during the Annual Meeting and the questions and answers that were not addressed during the Annual Meeting due to time constraints will be published following the Annual Meeting on the Company’s website at www.geogroup.com under the links “Investor Relations” — “Resources” — “Corporate Governance.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The questions and answers will remain available until the 2023 Proxy Statement is filed.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, Broadridge will have a support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or Annual Meeting time, please reach out to Broadridge’s technical support team using the contact information available on the virtual meeting website at www.virtualshareholdermeeting.com/GEO2022.

Voting shares prior to and at the virtual Annual Meeting. Shareholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/GEO2022 on the day of and during the virtual Annual Meeting.

Availability of live webcast to officers, directors, employees and other constituents; Replay. The live audio webcast will be available to not only our shareholders, but also our officers, directors, employees and other constituents. A replay of the Annual Meeting will be made publicly available 24 hours after the Annual Meeting at www.virtualshareholdermeeting.com/GEO2022.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another shareholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 522-6645 or writing them at PO BOX 505000, Louisville, KY 40233-5000.

•

If your household received a single Notice of Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting.

By Order of the Board of Directors,

Joe Negron

General Counsel

and Corporate Secretary

March 17, 2022

A copy of GEO’s 2021 annual report, proxy statement or Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC, will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 4955 Technology Way, Boca Raton, Florida 33431.

APPENDIX I

Reconciliation of Net Income Attributable to GEO to Adjusted Net Income

GEO reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Management also uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Adjusted Net Income as used herein was used for compensation purposes and is different than Adjusted Net Income as provided in GEO’s earnings release for the fourth quarter and fiscal year ended December 31, 2021 furnished with the Current Report on Form 8-K filed with the SEC on February 24, 2022.

Year ended December 31, 2021
Net Income Attributable to GEO	$77,418
C Corp tax expense	29,302
Deferred Taxes	70,813

Adjusted Net Income	$177,533

I-1

SCAN TO VIEW MATERIALS & VOTE w THE GEO GROUP, INC. VOTE BY INTERNET 4955 TECHNOLOGY WAY Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above BOCA RATON, FLORIDA 33431 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GEO2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D73623-P67777 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GEO GROUP, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Directors ! ! ! Nominees: 01) Thomas C. Bartzokis 06) Terry Mayotte 02) Jack Brewer 07) Andrew N. Shapiro 03) Anne N. Foreman 08) Julie Myers Wood 04) Jose Gordo 09) George C. Zoley 05) Scott M. Kernan The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the 2022 fiscal year. ! ! ! 3. To hold an advisory vote to approve named executive officer compensation. ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D73624-P67777 THE GEO GROUP, INC. Annual Meeting of Shareholders April 26, 2022 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints George C. Zoley and Joe Negron as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned at the close of business on February 18, 2022, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/GEO2022 at 10:00 A.M. (EDT), April 26, 2022 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote by Proxy at the virtual Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 12:00 P.M. (EDT) on April 25, 2022. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by the Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR the election of the nominees, and FOR Proposals 2 and 3. Continued and to be signed on reverse side